Exhibit 99.1

Item 6.                        Selected Financial Data

In the following table, we provide you with our selected historical consolidated financial and operating data as of and for the fiscal years indicated. The selected consolidated statement of operations data and per-share data for the years ended October 31, 2004, 2003 and 2002 and the consolidated balance sheet data as of October 31, 2004 and 2003 presented below are derived from our audited consolidated financial statements included elsewhere in Item 8 of Exhibit 99.1 in this Current Report on Form 8-K. The selected consolidated statement of operations data and per-share data for the years ended October 31, 2001 and 2000 and the consolidated balance sheet data as of October 31, 2002, 2001 and 2000 presented below are derived from our unaudited consolidated financial statements, which are not included elsewhere in this Current Report on Form 8-K.

When you read this selected historical financial data, it is important that you also read along with it our historical consolidated financial statements and related notes included in this Current Report on Form 8-K, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

	Years Ended October 31,
	2004	2003	2002	2001(2)	2000(2)
	(In thousands except per share data)
				(unaudited)	(unaudited)
Consolidated Statement of Operations Data:
Net sales	$629,010	$578,399	$510,763	$523,785	$577,597
Gross profit	118,700	103,794	102,206	105,570	101,879
Operating income from continuing operations(1)	35,596	6,993	17,797	26,497	16,984
Interest expense	(23,755)	(24,447)	(24,679)	(27,581)	(31,168)
Other (expense) income, net	(350)	(2,229)	(1,400)	640	2,547
Income (loss) from continuing operations before provision (benefit) for income taxes	11,491	(19,683)	(8,282)	(6,959)	(11,637)
Provision (benefit) for income taxes	6,002	12,762	235	(1,574)	(4,430)
Income (loss) from continuing operations	5,489	(32,445)	(8,517)	(5,385)	(7,207)
(Loss) income from discontinued operations	(23,022)	6,927	6,748	1,021	3,158
Net loss	$(17,533)	$(25,518)	$(1,769)	$(4,364)	$(4,049)
Basic and Diluted Income (Loss) per Common Share:
Income (loss) from continuing operations	$0.66	$(4.02)	$(1.08)	$(0.70)	$(0.96)
(Loss) income from discontinued operations	$(2.76)	$0.86	$0.86	$0.13	$0.42
Net loss per common share	$(2.11)	$(3.16)	$(0.23)	$(0.57)	$(0.54)

	2004	2003	2002	2001	2000
			(unaudited)	(unaudited)	(unaudited)
Consolidated Balance Sheet Data (at period end):
Total assets	$452,410	$457,718	$469,048	$435,833	$471,690
Total debt (including current portion)	238,030	227,994	243,514	243,985	281,168
Shareholders’ equity	48,359	50,330	61,644	59,897	52,830

(1)          Operating income from continuing operations for the years ended October 31, 2004 and 2003 includes FIAP shutdown costs (reversal) of ($2.0) million and $13.3 million, respectively.

(2)          On November 1, 2001, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangibles”. Under the provisions of SFAS No. 142, goodwill and intangible assets with indefinite lives are not amortized, but tested annually for impairment or whenever there is an impairment indicator. In addition, all goodwill must was assigned to reporting units for purposes of impairment testing and is no longer subject to amortization.

The following table sets forth the net income (loss) and income (loss) per common share computations for the years ended October 31, 2001 and 2000, respectively, as if SFAS No. 142 were adopted as of November 1, 1999:

	For the Year Ended October 31, 2001
	As Reported	Add Back: Goodwill Amortization, Net of Tax	As Adjusted
	(In thousands, except share and per share data)
	(unaudited)
Basic and Diluted Income (Loss) per Common Share:
Numerator
(Loss) income from continuing operations	$(5,385)	$840	$(4,545)
Income from discontinued operations	1,021	33	1,054
Net (loss) income	$(4,364)	$873	$(3,491)
Denominator
Weighted average common shares outstanding—basic and diluted	7,717,028	—	7,717,028
Basic and diluted (loss) income from continuing operations per common share	$(0.70)	$0.11	$(0.59)
Basic and diluted income from discontinued operations per common share	$0.13	$0.00	$0.14
Basic and diluted (loss) income per common share	$(0.57)	$0.11	$(0.45)

	For the Year Ended October 31, 2000
	As Reported	Add Back: Goodwill Amortization, Net of Tax	As Adjusted
	(In thousands, except share and per share data)
	(unaudited)
Basic and Diluted Income (Loss) per Common Share:
Numerator
(Loss) income from continuing operations	$(7,207)	$949	$(6,258)
Income from discontinued operations	3,158	39	3,197
Net (loss) income	$(4,049)	$988	$(3,061)
Denominator
Weighted average common shares outstanding—basic and diluted	7,493,685	—	7,493,685
Basic and diluted (loss) income from continuing operations per common share	$(0.96)	$0.13	$(0.84)
Basic and diluted income from discontinued operations per common share	$0.42	$0.00	$0.43
Basic and diluted (loss) income per common share	(0.54)	$0.13	$(0.41)

ITEM 7.                MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Recent Developments

During the six months ending April 30, 2005, we committed to a plan to dispose of certain foreign subsidiaries: AEP Industries Packaging France SAS, Termofilm SpA (located in Seano, Italy), AEP Bordex BV (located in Apeldoorn, Holland), AEP Industries (Australia) Pty. Limited and AEP Industries (NZ) Limited. We have restated our consolidated financial statements and other related financial data presented in this Management’s Discussion and Analysis of Financial Condition and Results of Operations to reflect these operations as discontinued operations.

On February 10, 2005, we completed the disposition of AEP Industries Packaging France, a component of the Company’s European region that manufactured a range of products in PVC stretch film. An investor group took over the French operations and assumed all of the associated liabilities of the French subsidiary (other than intercompany liabilities), including third-party bank borrowings. We recorded a loss on the disposition of $1.9 million and will be included in the loss from disposition on the fiscal 2005 statements of operations.

On March 25, 2005, we sold our equity interest in Termofilm SpA, an Italian subsidiary and component of the Company’s European region that manufactured polyolefin shrink films, for approximately $1.8 million. We received $1.6 million in cash and a note from the buyer in the amount of $0.2 million due on March 25, 2008. We recorded a loss of $0.4 million on the sale, including a full allowance on the note, and it will be included in the loss from disposition on the fiscal 2005 statements of operations.

On May 2, 2005, we completed the sale of AEP Industries (Australia) Pty. Limited and AEP Industries (NZ) Limited, (collectively, the “Pacific operations”), to Flexible Packaging Operations Australia Pty Limited and Flexible Packaging Operations New Zealand Limited, both of which are subsidiaries of Catalyst Investment Managers Pty Limited. The total proceeds were $58.6 million, including approximately $22.9 million of cash advanced to the Company on collection of the net trade accounts receivables outstanding in the Pacific operations at April 30, 2005. The purchase price and advanced monies are subject to final balance sheet audit adjustments. The sale of the Pacific operations will be recognized in fiscal 2005.

The sale of the Pacific operations excluded approximately 22 acres of land and building facilities located in Sydney, Australia and owned by AEP (Australia) Pty Limited. The book value of the property at April 30, 2005 is approximately $8 million and is included in property, plant and equipment on the consolidated balance sheets. The buyer will occupy this property rent free for a period which will not exceed 1 1/2 years after which the buyer will either lease or vacate the property. If the buyer vacates the property, we intend to sell this property at that time.

On June 8, 2005, we entered into an agreement to sell the shares of our Bordex operations for approximately $2.3 million.

On March 18, 2005, we completed our tender offer and consent solicitation related to $166.9 million of our $200 million 9.875% Senior Subordinated Notes due November 15, 2007 (“2007 Notes”). Under the tender offer (the “Offer”), we accepted all validly tendered 2007 Notes for payment under the Offer, and accordingly paid approximately $170.5 million to the 2007 Note holders, including $3.6 million of a cash premium. Additionally, $5.6 million of accrued interest was paid to the Note holders.

On May 17, 2005, we completed our call redemption on the remaining $33.1 million aggregate principal amount of 2007 Notes. We paid approximately $33.7 million to purchase $33.1 million of the 2007 Notes from Note holders. Additionally, we paid $1.7 million of accrued interest to the Note holders.

On March 18, 2005, we completed the sale of $175 million aggregate principal amount of 7.875% Senior Notes due March 15, 2013 (“2013 Notes”) through a private offering. The 2013 Notes mature on March 15, 2013, and contain certain customary representations, warranties, covenants and conditions such as, but not limited to, cash flow ratio and certain restrictions on, but not limited to, dividends, consolidations and certain asset sales and additional indebtedness. Interest is paid semi-annually on every March 15th and September 15th.

Overview

Our primary business is the manufacturing and marketing of plastic films for use in the packaging, transportation, beverage, food, automotive, pharmaceutical, chemical, electronics, construction, agricultural and textile industries. At October 31, 2004, we have manufacturing operations located in eight countries in North America, Europe and the Asia/Pacific region. We manufacture plastic films, principally from resins blended with other raw materials. We may either sell the film or further process it by metallizing, printing, laminating, slitting or converting it. Our processing technologies enable us to create a variety of value-added products according to the specifications of our customers.

Resin costs, depending on the product line, average between 55% and 74% of the cost of goods sold. Since resin costs fluctuate, selling prices are generally determined as a “spread” over resin costs, usually expressed as cents per pound. Accordingly, costs and profits are most often expressed in cents per pound, and, with certain exceptions, the historical increases and decreases in resin costs have been reflected over a period of time in the sales prices of the products on a penny-for-penny basis. Assuming a constant volume of sales, an increase in resin costs should, therefore, result in increased sales revenues but lower gross profit as a percentage of sales or gross profit margin, while a decrease in resin costs should result in lower sales revenues with higher gross profit margins, and thus in both cases with no impact on gross profit. While we experienced some pricing relief during the second half of fiscal 2003, the frequent increases in resin prices during our first and second quarters of fiscal 2003, resulted in customer resistance and competitive pressure, and we were not able to pass all of these increases to our customers effectively during the fiscal year ended October 31, 2003. This adversely affected our revenue, gross profit and earnings in fiscal 2003. Resin pricing increased 19.6% during fiscal 2004 in North America and at a much higher rate in our European and Asia/Pacific regions. In North America, we were able to pass through the current and previous periods resin increases in fiscal 2004; however resin increases in the European markets were not all passed through in fiscal 2004 due to the competitive market place. During the first quarter of fiscal 2005, North America had a 9.8% increase in per pound resin costs and we anticipate future price increases in resin worldwide for the balance of fiscal 2005. There can be no assurance that we will be able to pass on resin price increases on a penny-for-penny basis in the future.

Results of Continuing Operations:

Year Ended October 31, 2004, as Compared to Year Ended October 31, 2003

Net Sales and Gross Profit

Net sales for the year ended October 31, 2004, increased by $50.6 million, or 8.75%, to $629.0 million from $578.4 million for the year ended October 31, 2003. The increase in net sales included $14.9 million of positive impact of foreign exchange, in addition to $22.5 million from higher per unit selling prices and $13.2 million from increased sales volume. Net sales in North America increased $64.7 million, which included $3.9 million of positive impact of foreign exchange relating to our Canadian operations, to $526.8 million in fiscal 2004 from $462.1 million the prior fiscal year. The increase was primarily due to a 7.8% increase in per unit selling prices along with an increase of 5.0% in sales volume. The increase in per unit selling prices is attributable to higher raw material costs, primarily resin, which because of the competitive market place were not entirely passed through to customers during fiscal 2003; but we were able to pass through such increased costs during fiscal 2004 along with current year increases. Net sales in Europe decreased $14.1 million to $102.2 million for the year ended October 31, 2004, from $116.3 million for the year ended October 31, 2003. This decrease was a result of the continuing general economic pressures of the region which was affected by continuing strength of the Euro and its ongoing negative impact on the operations export business and the overall competitive marketplace. These conditions reduced per unit selling prices and sales volume by 11.8% and 11.1%, respectively. This resulted in a reduction in net sales of $25.1 million, which was offset, in part, by the positive impact of foreign exchange of $11.0 million for the fiscal year ended October 31, 2004.

Gross profit for the year ended October 31, 2004, was $118.7 million compared to $103.8 million for the prior fiscal year. This increase of $14.9 million in gross profit was a result of the positive impact of foreign exchange of $1.8 million and increased per unit selling prices and sales volume in North America, which improved worldwide gross profit by $13.1 million. Gross profit in North America increased $15.1 million, or 15.9%, to $110.2 million for the year ended October 31, 2004, which includes positive impact of foreign exchange of approximately $0.9 million. The North American increase was primarily due to our ability to increase customer per unit selling prices by 7.8% during the current fiscal year, which enabled us to recover current and the prior periods higher raw material costs, primarily resin, which we were not able to pass through in fiscal 2003 and the increased sales volume of 5.0% versus the same period in the prior fiscal year. Gross profit in Europe decreased $0.2 million, or 2.7%, to $8.5 million for the year ended October 31, 2004, from $8.7 million for the year ended October 31, 2003. The decrease in Europe was primarily due to the continuing general economic pressures of the region, which decreased sales volume by 11.1%, and lowered per unit selling prices by 11.8%, which reduced gross profit by $1.2 million. The reduction in volume, which was specifically effected by the strengthening of the Euro, had an adverse effect on per unit manufacturing cost for the year. This decrease was offset by $0.9 million of positive impact of foreign exchange. In fiscal 2003, there was a $0.3 million restructuring charge related to the shutdown of our U.K. operations.

Operating expenses

Operating expenses for the year ended October 31, 2004, were $83.1 million, a decrease of $17.1 million, or 17.1%, from $100.2 million for the year ended October 31, 2003. This reduction in operating expenses resulted from the close-down of our FIAP and United Kingdom operations during fiscal 2003, which reduced operating expenses by $9.7 million and shut-down costs of $11.2 million related to these operations. These decreases were offset by $1.5 million of negative impact of foreign exchange and other net increases of $2.2 million. Delivery expenses for fiscal 2004 were $32.3 million versus $30.2 million in the prior year. After giving effect to the negative foreign exchange impact of $0.5 million and the reduction in delivery expense from the closedown of our FIAP and United Kingdom operations of $0.8 million, delivery expenses increased by $2.4 million from the prior year as a result of the 5.8% increase in sales volume in United States and higher worldwide fuel costs. Selling expenses decreased by $3.1 million to $31.8 million for fiscal 2004 from $34.9 million in fiscal 2003. This decrease is primarily attributed to $2.6 million resulting from the closedown of our FIAP and United Kingdom operations and net reductions in selling expenses of $1.1 million, which resulted from lower salaries and related payroll costs due to reduced internal sales head count and lower commissions paid due to reduction in sales volume in our foreign operations. These reductions were offset by the negative impact of foreign exchange of $0.6 million. General and administrative expenses for the year ended October 31, 2004, decreased by $4.9 million to $19.5 million from $24.4 million for the year ended October 31, 2003. This decrease was primarily due to the decrease of $6.2 million in general and administrative expenses resulting from the closedown of our FIAP and United Kingdom operations offset by negative foreign exchange impact of $0.4 million and an increase in third party consulting and advisory fees.

Other Operating Income (Expense)

Other operating income for the year ended October 31, 2004, amounted to $43,000, which resulted from net gains from sales of machinery and equipment. Other operating income for the year ended October 31, 2003, amounted to a $3.4 million in income for the period, which included the gain on sale of our United Kingdom land of $3.7 million offset by $0.3 million in net losses on sales of machinery and equipment during the year.

Interest Expense

Interest expense for the year ended October 31, 2004, was $23.8 million versus $24.4 million for fiscal 2003. The fiscal 2004 interest expense includes $120,000 of negative impact of foreign exchange offset by decreases of $812,000 in interest expense, which was a result of lower average debt outstanding offset by slightly higher interest rates for the year ended October 31, 2004 as compared to the prior year.

Other Income (Expense)

Other income (expense) for year ended October 31, 2004, amounted to $0.3 million in expense, a decrease of $1.9 million in expense from $2.2 million in expense in the comparable prior year period. The fiscal 2004 amount is net of $486,000 of interest income received in May 2004 from the Internal Revenue Service based on calculations on our prior period’s tax refund claims. During fiscal 2004, we realized $1.0 million of foreign currency transaction losses versus losses of $2.4 million during the prior fiscal year. Interest income was $113,000 during fiscal 2004 versus $27,000 during fiscal 2003. Other miscellaneous income amounted to $80,000 for the year ended October 31, 2004 versus $125,000 in the prior fiscal period.

Provision (Benefit) for Income Taxes

The provision for income taxes for the year ended October 31, 2004, was $6.0 million on income before the provision for income taxes of $11.5 million. The fiscal 2004 provision for income taxes includes an $1.1 million increase in valuation allowances relating to certain foreign deferred tax assets for net operating loss carryforwards in which we determined that it is more likely than not that the carryforwards will not be fully utilized. The provision for income taxes for the year ended October 31, 2003 was $12.8 million on a loss before the provision for income taxes of $19.7 million. The fiscal 2003 provision for income taxes includes a $14.8 million increase in valuation allowances relating to certain foreign deferred tax assets for net operating loss carryforwards in which we determined that it is more likely than not that the carryforwards will not be fully utilized. See Note 11 to the consolidated financial statements for the reconciliation of the provision for income taxes to the benefit that would be computed for statutory purposes.

Results of the Discontinued Operations:

A consolidated summary of the operating results of the discontinued operations for the year ended October 31, 2004 and 2003 is as follows:

For the fiscal year ended	Total
October 31, 2004	(in thousands)
Net sales	$196,535
Gross profit	25,793
Loss before provision for taxes	(4,803)
Income tax provision	8,357
Loss from disposition	(9,862)
Net loss from discontinued operations	$(23,022)

For the Fiscal year ended	Total
October 31, 2003	(in thousands)
Net sales	$181,074
Gross profit	25,780
Income before benefit for taxes	6,644
Income tax benefit	(283)
Income from discontinued operations	$6,927

In July 2004, our management approved a plan to dispose of our Spanish subsidiary, a component of our European segment, because of its continued losses. We actively commenced marketing the sale of our Spanish subsidiary to interested parties in July 2004. On July 26, 2004, AEP Industries Packaging Espana SA, filed for Suspension of Payments status under Spanish law, which was prompted by a demand for repayment by one of the Spanish subsidiary’s lending banks. A payment was remitted to the bank in July 2004 of $1.1 million by the U.S. operations to satisfy this demand. The Spanish subsidiary manufactured a range of products in PVC stretch film, primarily for the automatic and manual wrapping of fresh food and for catering film use. In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the disposal of the Spanish subsidiary has been accounted for as a discontinued operation and, accordingly, its assets and liabilities have been segregated from continuing operations in the accompanying consolidated balance sheets, and its operating results are segregated and reported as discontinued operations in the accompanying consolidated statements of operations for all fiscal years presented. After failed attempts to sell the Spanish operations, management placed the operation in liquidation on September 30, 2004 and initiated the process of selling the assets and settling the liabilities of the Spanish subsidiary.

During the six months ending April 30, 2005, we committed to a plan to dispose of certain foreign subsidiaries; AEP Industries Packaging France SAS, Termofilm SpA (located in Seano, Italy), AEP Bordex BV (located in Apeldoorn, Holland) , AEP Industries (Australia) Pty. Limited and AEP Industries (NZ) Limited.

Net sales of the discontinued operations for the year ended October 31, 2004, increased by $15.4 million, or 8.5%, compared to $196.5 million from $181.1 million for the year ended October 31, 2003. The increase in net sales is primarily due to the positive impact of foreign exchange of $26.4 million, offset by a 3% decrease in per unit selling prices and a 3% decrease in sales volume. These decreases were the result of the continuing general economic pressures of the European region, the competitive marketplace both in the Asia/Pacific and European regions and the inability to pass on to customers resin price increases.

Gross profit of the discontinued operations for the year ended October 31, 2003, was $25.8 million for each of the years ended October 31, 2004 and 2003. The positive impact of foreign exchange of $3.4 million was entirely offset by a decrease in gross profit of $3.4 million resulting from, continuing general economic pressures of the European region, the competitive marketplace in Asia/Pacific and in Europe and the inability to pass through all resin cost increases during the period.

The pre-tax income from discontinued operations decreased $11.4 million to a pre-tax loss of $4.8 million from a pre-tax income of $6.6 million for the year ended October 31, 2003. The decrease is primarily due to a pre-tax loss of $5.7 million from the Spanish operations which included employee termination costs of $3.3 million and a charge for lease termination of $0.9 million. The pre-tax income from discontinued operations for the year ended October 31, 2003 includes a $5.9 million gain on the sale of New Zealand’s 50.1% in Rapak Asia Pacific Limited. No similar gain occurred during fiscal 2004.

The income tax provision for the discontinued operations for the year ended October 31, 2004 includes a valuation allowance of $8.7 million on deferred tax assets arising from net operating loss carryforwards of the Spanish, French and Australian subsidiaries and capital loss carryforwards of the French subsidiary, which we previously determined in fiscal 2004 would not be fully utilized.

The loss from disposition for the year ended October 31, 2004 of $9.9 million relates to the Spanish operations and is comprised of the write-down of machinery and equipment of $5.3 million to its estimated net realizable value less costs to sell, and the recognition of $4.6 million of accumulated foreign currency translation losses.

Year Ended October 31, 2003, as Compared to Year Ended October 31, 2002

Net Sales and Gross Profit

Net sales for the year ended October 31, 2003, increased by $67.6 million, or 13.2%, to $578.4 million from $510.8 million for the year ended October 31, 2002. The increase in net sales included $21.7 million of positive impact of foreign exchange and other increases comprised primarily of price increases attributable to higher raw material costs (primarily resin) which were partially passed on to customers of $45.9 million or 9.0% for the 2003 fiscal year. Net sales in North America increased to $462.1 million during fiscal 2003 from $408.7 million during fiscal 2002, primarily due to a 12.9% increase in per unit average selling prices combined with a less that 1% increase in sales volume. The increase in average selling prices is attributable to higher raw material costs, primarily resin, which because of the competitive market place were not entirely passed through to customers during fiscal 2003. Net sales in Europe increased $14.2 million to $116.3 million for fiscal 2003 from $102.1 million for fiscal 2002, primarily due to the positive impact of foreign exchange of $18.0 million, combined with a 1.2% increase in sales volume, which were partially offset by $4.9 million due to lower per unit selling prices primarily as a result of the continuing general economic pressures of the region and the competitive marketplace.

Gross profit for the year ended October 31, 2003, was $103.8 million compared to $102.2 million for the year ended October 31, 2002. This increase of $1.6 million in gross profit was primarily a result of the positive impact of foreign exchange of $2.2 million, higher gross profit realized in North American offset by lower gross profit margin in Europe of $3.6 million. Gross profit in North America increased $3.8 million, or 4.1%, to $95.1 million for the year ended October 31, 2003, as a result of the positive impact of foreign exchange of approximately $0.8 million and being able to pass through to customers higher raw material costs, primarily resin, during the third and fourth quarter of fiscal 2003, which we were not able to pass through in fiscal 2002, and a 4.2% increase in fourth quarter volume. Gross profit in Europe decreased $2.2 million, or 20.0% to $8.7 million for fiscal 2003 from $10.9 million for the year ended October 31, 2002. This decrease, without the positive effect of foreign exchange of $1.4 million, would have been $3.6 million for the period. This decrease was primary due to the continuing general economic pressures of the region, the competitive marketplace and the inability to pass through all resin cost increases during the period. This decrease also included $300,000 of restructuring charges relating to the final phase of our shutdown of the United Kingdom facilities and a $232,000 inventory write-down associated with the liquidation of FIAP (see Note 19 to our Consolidated Financial Statements).

Operating Expenses

Operating expenses for the year ended October 31, 2003 were $100.2 million, an increase of $15.9 million, or 18.9%, from $84.3 million for the prior fiscal year. The fiscal 2003 operating expenses include $10.7 million of shut down costs and $2.4 million of accounts receivable write-downs pertaining to the voluntarily liquidation of FIAP (see Note 19 to our consolidated financial statements) and also includes $3.5 million of negative impact of foreign exchange and other increases of $1.7 million, or 2.0%, as detailed below for fiscal 2003. Delivery expenses for fiscal 2003 were $30.2 million versus $30.5 million in the prior year. After giving effect to the negative foreign exchange impact of $0.7 million, delivery expenses decreased by $0.9 million from the prior year as a result of lower worldwide third party delivery costs. Selling expenses increased by $1.5 million to $34.9 million from $33.4 million in the same period in the prior fiscal year. This increase can be primarily attributed to the negative impact of foreign exchange of $1.1 million. Total selling expenses in Europe decreased by $0.6 million, offset by an increase in North America of $0.9 million relating to commissions, general insurance, and healthcare costs. General and administrative expenses in fiscal 2003, including $2.4 million of accounts receivable write-downs pertaining to the voluntarily liquidation of FIAP, increased by $3.9 million to $24.4 million from $20.5 million in the same period in the prior fiscal year. The increase was primarily due to a negative foreign exchange impact of $1.7 million on overall foreign general and administrative expenses. The balance of the increases is attributable to increase in the cost of general insurance, healthcare and third party consulting fees.

Other Operating Income (Expense)

Other operating income (expense) for the year ended October 31, 2003, amounted to a $3.4 million in income for the period, which included gains on sale of our United Kingdom land sale of $3.7 million offset by $0.3 million in losses on sales of machinery and equipment during the period.

Interest Expense, Net

Interest expense, net for the year ended October 31, 2003, was $24.4 million compared to $24.7 million for the year ended October 31, 2002. This decrease in interest expense resulted from lower average interest rates paid in fiscal 2003, partially offset by higher average debt outstanding during fiscal 2003 versus fiscal 2002.

Other Income (Expense)

Other income (expense) for the year ended October 31, 2003, amounted to $2.2 million in expense, an increase of $0.8 million over fiscal 2002. This increase primarily relates to foreign currency transaction losses of $2.4 million realized during the year versus losses of $1.4 million in the prior year and a net reduction in other miscellaneous expenses of $0.2 million.

Provision for Income Taxes

The provision for income taxes for the year ended October 31, 2003, was $12.8 million on a loss before the provision for income taxes of $19.7 million. The fiscal 2003 provision for income taxes includes a $14.8 million increase in valuation allowances relating to certain foreign deferred tax assets for net operating loss carryforwards in which we determined that it is more likely than not that the carryforwards will not be fully utilized. See Note 11 to the Consolidated Financial Statements for the reconciliation of the provision for income taxes to the benefit that would be computed for statutory purposes.

Results of Discontinued Operations

A consolidated summary of the operating results of the discontinued operations for the year ended October 31, 2003 and 2002 is as follows:

For the fiscal year ended	Total
October 31, 2003	(in thousands)
Net sales	$181,074
Gross profit	25,780
Income before benefit for taxes	6,644
Income tax benefit	(283)
Net income from discontinued operations	$6,927

For the fiscal year ended	Total
October 31, 2002	(in thousands)
Net sales	$149,815
Gross profit	20,280
Income before provision for taxes	7,078
Income tax provision	330
Net income from discontinued operations	$6,748

In July 2004, our management approved a plan to dispose of our Spanish subsidiary, a component of our European segment, because of its continued losses. We actively commenced marketing the sale of our Spanish subsidiary to interested parties in July 2004. In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the disposal of the Spanish subsidiary has been accounted for as a discontinued operation.

During the six months ending April 30, 2005, we committed to a plan to dispose of certain foreign subsidiaries; AEP Industries Packaging France SAS, Termofilm SpA (located in Seano, Italy), AEP Bordex BV (located in Apeldoorn, Holland) , AEP Industries (Australia) Pty. Limited and AEP Industries (NZ) Limited.

Net sales of the discontinued operations for the year ended October 31, 2003, increased by $31.3 million, or 20.9%, compared to $181.1 million from $149.8 million for the year ended October 31, 2002. The increase in net sales is primarily due to the positive impact of foreign exchange of $28.9 million, combined with a 1% increase in per unit selling prices due primarily to a favorable change in product mix. Sales volume remained relatively flat between the two fiscal periods at 118.1 million pounds.

Gross profit of the discontinued operations increased $5.5 million to $25.8 million for the year ended October 31, 2003, from $20.3 million for the year ended October 31, 2002. The increase was primarily due to a positive impact of foreign exchange of $4.2 million. The remaining $1.3 million increase was due to a change in sales mix to higher gross margin products in the Asia/Pacific operations and improved manufacturing efficiencies throughout the discontinued operations offset by decreases in gross profit in the European discontinued operations due to the companies’ inability to pass through resin price increases resulting from a highly competitive European marketplace and deterioration in the PVC export business in Europe resulting primarily from the strengthening of the Euro against the U.S. dollar.

The pre-tax income from discontinued operations decreased $0.4 million to a pre-tax income of $6.6 million for the year ended October 31, 2003 from a pre-tax income of $7.1 million for the year ended October 31, 2002. The pre-tax income from discontinued operations for the year ended October 31, 2003 includes a $5.9 million gain on the sale of New Zealand’s 50.1% in Rapak Asia Pacific Limited (“Rapak”), whereas pre-tax income from discontinued operations for the year ended October 31, 2002 includes a $6.8 million gain on the sale of New Zealand’s 49.9% interest in the operations the formed Rapak.

Liquidity and Capital Resources

We have historically financed our operations through cash flow generated from operations and borrowings by us and our subsidiaries under various credit facilities. Our principal uses of cash have been to fund working capital, including operating expenses, debt service and capital expenditures.

Our working capital amounted to $127.7 million, including $64.1 million of net assets of the discontinued operations, at October 31, 2004, compared to $109.3 million, including $76.7 million of net assets of the discontinued operations, at October 31, 2003. This $18.4 million increase in working capital was attributed to the following: an increase in trade accounts receivable of $4.8 million due to increased sales volumes in conjunction with increased unit pricing due to higher raw material costs that was passed though to our customers during the fiscal year; increase in raw material costs and volume also increased our investment in inventories during the period by $7.4 million; accounts payable decreased $18.4 million from prior year due to the U.S. operations taking advantage of supplier discounts. This decrease was offset partially in the Company’s short term and long term borrowings resulting in a $12.5 million positive impact on working capital. In addition, we received net cash of $1.8 million from the liquidation of FIAP. The weakening of the United States dollar during fiscal 2004 increased translated working capital balances of our foreign subsidiaries by $0.8 million. The net assets of the discontinued operations decreased and reflect the normal operating activities for the year for each respective operation. The remaining increases and increases in the components of the working capital of the continuing operations reflect the normal operating activity for the year.

On November 20, 2001, we entered into a Loan and Security Agreement with Congress Financial Corporation, as agent, and the financial institutions named in the agreement, as Lenders. Under this agreement the Lenders provided a maximum credit facility of $85 million, including a letter of credit facility of up to $20 million. This credit facility was a three year agreement with our option to extend for two additional one year terms. We exercised one of the options in August 2004, thereby extending the agreement until November 19, 2005, and we continue to maintain the option to extend one year. Amounts available for borrowing are based upon the sum of eligible domestic values of buildings and equipment at the closing date and eligible accounts receivable and inventories on a monthly basis. The credit facility is secured by mortgages and liens on our domestic assets and on 66% of our equity ownership in certain foreign subsidiaries. The agreement contains customary bank covenants, including limitations on the incurrence of debt, the disposition of assets, the making of restricted payments and the payment of cash dividends. If the loan’s Excess Availability, as defined, is less than $20.0 million, we must meet certain minimum financial covenants and activate a lock-box whereby daily cash collections would automatically pay down the credit facility. In addition, whenever the lock-box is activated, we are required to classify our debt outstanding from Congress Financial Corporation as a current liability, which may have a material negative impact on our working capital. If the loan’s Excess Availability is less than $10.0 million, we are subject to further restrictions including limitations on inter-company funding. During fiscal 2004 the Excess Availability under this credit facility ranged from $31.6 million to $62.6 million. Our Excess Availability under this facility was $62.6 million at October 31, 2004. We currently project that our Excess Availability under this facility will exceed $20.0 million throughout the October 31, 2005, at a minimum, based upon budgeted financial statements and budgeted cash requirements. Interest payable under this facility is based upon Excess Availability levels or certain leverage ratios at a margin of prime rate plus .25% to 1.0% for overnight borrowings and LIBOR plus a range of 2.25% to 3.00% for LIBOR Rate borrowings up to one year. As of October 31, 2004, there was $22.1 million outstanding at a weighted average interest rate of 3.95% under this credit facility. This credit facility expires in November 2005 with the Company’s option to extend to November 2006. The Company is expected to be refinanced at that time.

In November 1997, we completed an offering of $200.0 million in aggregate principal amount of 9.875% Senior Subordinated Notes due November 15, 2007 (“Debentures”). The issue price was 99.224%

resulting in an effective yield of 10%. The Debentures contain certain customary representations, warranties, covenants and conditions such as, but not limited to, cash flow ratio and certain restrictions on, but not limited to, dividends, consolidations and certain asset sales and additional indebtedness. We were in compliance with all of the covenants of the Debentures at October 31, 2004. In November 2003, we announced that from time to time and as permitted by our various loan agreements, we may repurchase up to $25.0 million of our 9.875% Senior Subordinated Notes. We have made no repurchases during the year ended October 31, 2004.

On March 18, 2005, we completed our tender offer and consent solicitation related to $166.9 million of our outstanding $200 million 9.875% Senior Subordinated Notes due November 15, 2007 (“2007 Notes”). Under the tender offer (the “Offer”), we accepted all validly tendered 2007 Notes for payment under the Offer, and accordingly paid approximately $170.5 million to purchase $166.9 million of the 2007 Notes from Note holders. We also paid $5.6 million of interest accrued from November 15, 2004 to March 18, 2005 to the Note holders.

On May 17, 2005, we completed our call redemption on the remaining $33.1 million aggregate principal amount of our 2007 Notes. We paid approximately $33.7 million to purchase $33.1 million of the 2007 Notes from Note holders. Additionally, we paid $1.7 million of accrued interest to the Note holders. Proceeds from the sale of our Pacific operations on May 2, 2005 were primarily used to finance this transaction.

On March 18, 2005, we completed the sale of $175 million aggregate principal amount of 7.875% Senior Subordinated Notes due March 15, 2013 (“2013 Notes”) through a private offering. The proceeds of the offering, along with $6.2 million of additional borrowings under the senior credit facility, were used to repay the tender offer of the 2007 Notes, the tender premium, accrued interest and related fees.

We maintain various credit facilities at our foreign subsidiaries. At October 31, 2004, the aggregate amount outstanding under such facilities for our continuing operations was $13.8 million, all of which is secured by various assets of the foreign subsidiaries, which may include accounts receivable, inventories, property and machinery and equipment and real estate. The carrying amount of the collateral at October 31, 2004, was $49.5 million. There was $5.9 million additional availability under these facilities at October 31, 2004. We guarantee certain of the debt of our foreign subsidiaries through corporate guarantees aggregating approximately $8.3 million at October 31, 2004. There are no existing events of default that would require us to satisfy these guarantees. Borrowings under these facilities are used to support operations at such subsidiaries and are generally serviced by local cash flow from operations. In addition, certain of our discontinued operations maintain their own credit facilities. At October 31, 2004, the discontinued operations had approximately $23.0 million of outstanding borrowings and an additional $1.4 million available to borrow.

On July 28, 2004, AEP Industries Packaging Espana SA, filed for Suspension of Payments status under Spanish law, which was prompted by a demand for repayment by one of the Spanish subsidiary’s lending banks. A payment was remitted to the bank in July 2004 of $1.1 million by the U.S. operations to satisfy this demand. The Suspension of Payments status under Spanish law allows the debtor to defer current payments to its creditors, which the parties will negotiate the final payment balances. As a result of the continued losses of the Spanish subsidiary, management approved a plan to dispose of the Spanish subsidiary through a sale to a third party in July 2004. In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the disposal of the Spanish subsidiary is being accounted for as a discontinued operation. After failed attempts to sell the Spanish operations, management ceased operations and placed the operation in liquidation on September 30, 2004.

Our cash and cash equivalents were $9.5 million at October 31, 2004, as compared to $2.9 million at October 31, 2003. Net cash provided by operating activities from continuing operations during the fiscal year ended October 31, 2004, was $2.2 million, comprised of income from continuing operations of

$5.5 million adjusted for non-cash operating charges for depreciation and amortization of $21.4 million, LIFO expense of $6.7 million, ESOP expense of $1.8 million, amortization of debt fees of $1.3 million, amortization of bond discount of $0.1 million and deferred income taxes of $5.9 million. In addition to these positive adjustments we had refunds from the Internal Revenue Service of $1.8 million, and an increase in long term liabilities of $1.3 million. These were offset by a reversal of the provision for FIAP’s shutdown of $0.5 million, reversal of provisions established in fiscal 2003 related to our assessment of the collectibility of FIAP’s accounts receivable and inventory of $1.5 million, increases in net accounts receivable of $1.6 million, increases in net inventories of $12.6 million and in other assets of $3.1 million and a reduction in accounts payable and accrued expenses of $19.5 million and $3.0 million, respectively. In each period, the net changes in other operating assets and liabilities reflect normal operating activity.

Net cash used in investing activities during the year ended October 31, 2004, was $3.6 million, resulting primarily from investments in capital expenditures of $8.3 million. This was offset by sales of property and equipment and proceeds from assets held for sale (FIAP) of $4.7 million.

Net cash provided by financing activities during the fiscal year ended October 31, 2004, was $10.1 million, reflecting net borrowings of $8.4 million under available credit facilities, proceeds from stock issuances of $0.5 million, increase in restricted cash of $2.6 million resulting from the sale-leaseback of equipment in Belgium, offset by payments made under capital lease agreements of $1.4 million.

Net cash used in our discontinued operation during the fiscal year ended October 31, 2004 was $4.0 million, resulting primarily from the net losses incurred by the discontinued operations, various capital expenditure projects in Australia and New Zealand totaling approximately $6.5 million, the $1.1 million repayment of the Spanish debt by the U.S. operation and negative foreign exchange effect on cash.

Our aggregate commitments under our Loan Agreement, Senior Subordinated Notes, foreign borrowings, capital leases and noncancelable operating lease agreements as of October 31, 2004, are as follows:

For the fiscal years ending October 31,	Borrowings	Capital Leases(3)	Operating Leases	Total Commitment
	(amounts in thousands)
2005	$11,193	$793	$6,840	$18,826
2006	753	793	5,785	7,331
2007(1)	22,896	793	3,846	27,536
2008(2)	200,303	793	2,043	203,139
2009	776	66	1,010	1,852
Thereafter	2,109	0	4,060	6,169

(1)          We expect to refinance our revolving credit facility, which expires in November 2005 with the option to extend to November 2006. The Credit Facility is expected to be refinanced at that time.

(2)          We expect to refinance our Senior Subordinated Notes, which mature in November 2007, during fiscal year 2007.

(3)   Excludes a capital lease in Belgium in which the future lease payments are secured by cash restrictively held at a third party bank.

We expect to use approximately $300,000 of cash in the FIAP shutdown in fiscal 2005 and approximately $500,000 of cash for operating costs such as salaries, utilities and professional fees in Spain in fiscal 2005.

We know of no current or pending demands or commitments that will materially affect liquidity, however we have $7.1 million in approved capital project spending that is scheduled to be incurred in fiscal 2005.

We have approximately $2.8 million of unfunded pension benefit obligations at October 31, 2004 for foreign locations. The Company expects to contribute a total of approximately $1.3 million related to these foreign defined benefit plans during fiscal 2005.

In November 2004, we exercised our early purchase option in Holland for certain operating leases for machinery under a new three year capital lease of which the principal payments aggregates $2.5 million over term.

We announced in November 2003, that from time to time and as permitted by our various loan agreements, we may repurchase up to $25.0 million of our 9.875% Senior Subordinated Notes. No repurchases were made during fiscal 2004.

We believe that our cash on hand at October 31, 2004, and our cash flow from continuing operations, assuming no material adverse change, combined with the availability of funds under the current credit facility and credit lines available to our foreign subsidiaries for local currency borrowings will be sufficient to meet our working capital, capital expenditure and debt service requirements for the foreseeable future. At October 31, 2004, we had an aggregate of approximately $70.3 million available from continuing operations under these credit facilities.

Effects of Inflation

Inflation is not expected to have significant impact on our business.

Contingencies

In fiscal 2001, the European Commission served our Holland subsidiary with a notice to produce various documents and other evidence relating to its investigation of a possible violation of European Competition Law by the subsidiary. We have cooperated with the European Commission in its investigation. Our last written communication with the European Commission was in January 2002. At this time, no litigation is pending against us or our subsidiary involving this matter, and we are not in a position to evaluate the outcome of this investigation. However, there can be no assurance that in the event that the European Commission serves a Statement of Objections instituting a proceeding against our Holland subsidiary which results in a fine being assessed, that the amount of the fine would not be material.

In February 2004, our New Zealand subsidiary, was served with two summonses and complaints applicable to a business acquired by the subsidiary on November 2, 2001, and immediately transferred to a joint venture company, Rapak Asia Pacific Limited, in which the subsidiary held a 50.1% interest. The complaints allege approximately $9.0 million in damages for defective products manufactured both before and after November 2, 2001. We have referred these complaints to the insurance carriers that we believe are responsible to defend and indemnify our New Zealand subsidiary for the alleged liability. Two of the insurance carriers have agreed to defend the actions subject to reservations of rights. We also believe we may be entitled to indemnification under various agreements. Based on developments to date, we believe that the outcome of these actions will not have a material adverse effect on our results of operations, financial position or liquidity.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
AEP Industries Inc.:

We have audited the accompanying consolidated balance sheets of AEP Industries Inc. and subsidiaries as of October 31, 2004 and 2003 and the related consolidated statements of operations, shareholders’ equity and cash flows and the financial statement schedule for each of the years in the three-year period ended October 31, 2004. These consolidated financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AEP Industries Inc. and subsidiaries as of October 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended October 31, 2004, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP
Short Hills, New Jersey
January 12, 2005, except as to
Notes 15 and 21
which are as of June 15, 2005

AEP INDUSTRIES INC.
CONSOLIDATED BALANCE SHEETS
AS OF OCTOBER 31, 2004 AND 2003
(in thousands, except share and per share amounts)

	October 31,
	2004	2003
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$9,508	$2,883
Accounts receivable, less allowance for doubtful accounts of $5,411 and $8,635 in 2004 and 2003, respectively	76,725	71,896
Inventories, net	55,686	48,317
Deferred income taxes	4,296	2,196
Other current assets	7,168	6,720
Assets held for sale	7,092	12,072
Assets of discontinued operations	133,028	138,348
Total current assets	293,503	282,432
PROPERTY, PLANT AND EQUIPMENT, at cost, less accumulated depreciation and amortization	126,653	135,340
GOODWILL	17,939	19,319
DEFERRED INCOME TAXES	3,431	9,518
OTHER ASSETS	10,884	11,109
Total assets	$452,410	$457,718
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Bank borrowings, including current portion of long-term debt	$11,193	$5,302
Accounts payable	51,485	69,876
Accrued expenses	34,249	36,342
Liabilities of discontinued operations	68,919	61,641
Total current liabilities	165,846	173,161
LONG-TERM DEBT	226,837	222,692
DEFERRED TAX LIABILITY	1,645	1,419
OTHER LONG-TERM LIABILITIES	9,723	10,116
Total liabilities	404,051	407,388
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY:
Preferred stock $1.00 par value; 1,000,000 shares authorized; none issued	—	—
Common stock $.01 par value; 30,000,000 shares authorized; 10,592,125 and 10,518,055 shares issued in 2004 and 2003, respectively	106	105
Additional paid-in capital	97,899	99,085
Treasury stock at cost, 2,187,275 and 2,341,311 shares in 2004 and 2003, respectively	(48,585)	(52,006)
Retained earnings	11,211	28,744
Accumulated other comprehensive loss	(12,272)	(25,598)
Total shareholders’ equity	48,359	50,330
Total liabilities and shareholders’ equity	$452,410	$457,718

The accompanying notes to consolidated financial statements are an integral part of these statements.

AEP INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED OCTOBER 31, 2004, 2003 AND 2002
(in thousands, except per share data)

	2004	2003	2002
NET SALES	$629,010	$578,399	$510,763
COST OF SALES	510,310	474,305	408,506
RESTRUCTURING CHARGES	—	300	51
Gross profit	118,700	103,794	102,206
OPERATING EXPENSES:
Delivery	32,277	30,204	30,451
Selling	31,844	34,910	33,379
General and administrative	19,538	24,413	20,471
Subsidiary shutdown costs	(512)	10,694	—
Total operating expenses	83,147	100,221	84,301
OTHER OPERATING INCOME (EXPENSE):
Gain (loss) on sales of property and equipment, net	43	3,420	(108)
Operating income from continuing operations	35,596	6,993	17,797
OTHER INCOME (EXPENSE):
Interest expense	(23,755)	(24,447)	(24,679)
Other, net	(350)	(2,229)	(1,400)
Income (loss) from continuing operations before provision for income taxes	11,491	(19,683)	(8,282)
PROVISION FOR INCOME TAXES	6,002	12,762	235
Income (loss) from continuing operations	5,489	(32,445)	(8,517)
DISCONTINUED OPERATIONS:
Pre-tax income (loss) from discontinued operations	(4,803)	6,644	7,078
Loss from disposition	(9,862)	0	0
Income tax provision (benefit)	8,357	(283)	330
(Loss) income from discontinued operations	(23,022)	6,927	6,748
Net loss	$(17,533)	$(25,518)	$(1,769)
EARNINGS (LOSS) PER COMMON SHARE—BASIC AND DILUTED
Income (loss) from continuing operations	$0.66	$(4.02)	$(1.08)
(Loss)/income from discontinued operations	$(2.76)	$0.86	$0.86
Net loss per common share	$(2.11)	$(3.16)	$(0.23)

The accompanying notes to consolidated financial statements are an integral part of these statements.

AEP INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
FOR THE YEARS ENDED OCTOBER 31. 2004, 2003 AND 2002
(in thousands)

	Common Stock		Treasury Stock		Additional Paid-in-	Accumulated Other Comprehensive Income	Retained	Comprehensive Income
	Shares	Amount	Shares	Amount	Capital	(Loss)	Earnings	(Loss)
BALANCES AT OCTOBER 31, 2001	10,429	$104	2,635	$(58,528)	$101,241	$(38,951)	$56,031
Issuance of common stock upon exercise of stock options	8	1			206
Issuance of common stock pursuant to stock purchase plan	21				424
Tax benefit from stock option exercises					19
ESOP contribution			(59)	1,315	233
Net loss							(1,769)	$(1,769)
Translation adjustments						1,955		1,955
Unrealized loss on cash flow hedges						(11)		(11)
Pension plan minimum liability						(626)		(626)
Comprehensive loss:								$(451)
BALANCES AT OCTOBER 31, 2002	10,458	105	2,576	(57,213)	102,123	(37,633)	54,262
Issuance of common stock pursuant to stock purchase plan	60				461
ESOP contribution			(235)	5,207	(3,499)
Net loss							(25,518)	(25,518)
Translation adjustments						12,021		12,021
Unrealized loss on cash flow hedges						(80)		(80)
Pension plan minimum liability						94		94
Comprehensive loss:								$(13,483)
BALANCES AT OCTOBER 31, 2003	10,518	105	2,341	(52,006)	99,085	(25,598)	28,744
Issuance of common stock pursuant to stock purchase plan	74	1			521
ESOP contribution			(154)	3,421	(1,707)
Net loss							(17,533)	(17,533)
Translation adjustments						7,976		7,976
Unrealized gain on cash flow hedges						21		21
Pension plan minimum liability						728		728
Discontinued operations translation adjustment reversal						4,601		4,601
Comprehensive loss:								$(4,207)
BALANCES AT OCTOBER 31, 2004	10,592	$106	2,187	$(48,585)	$97,899	$(12,272)	$11,211

The accompanying notes to consolidated financial statements are an integral part of these statements.

AEP INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED OCTOBER 31, 2004, 2003 AND 2002
(in thousands)

	2004	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Income (loss) from continuing operations	$5,489	$(32,445)	$(8,517)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	21,377	23,710	22,265
Provision for subsidiary shutdown	(512)	8,677	—
LIFO expense	6,668	2,167	(180)
Employee Stock Option Plan expense	1,815	1,785	1,495
Amortization of debt fees	1,298	1,298	1,298
Gain on sale of UK land	—	(3,657)	—
Provision for losses on accounts receivable and inventories	(499)	4,761	1,961
Change in deferred income taxes	5,883	8,901	1,148
Other	112	(335)	108
Changes in operating assets and liabilities:
Increase in accounts receivable	(2,384)	(1,041)	(2,796)
(Increase) decrease in inventories	(12,858)	7,206	(5,044)
(Increase) decrease in other current assets	(41)	771	122
(Increase) decrease in other assets	(3,046)	84	(597)
(Decrease) increase in accounts payable	(19,463)	(12,053)	13,496
(Decrease) increase in accrued expenses	(3,014)	4,389	(4,727)
Increase (decrease) in other long-term liabilities	1,345	2,439	(1,759)
Net cash provided by operating activities	2,170	16,657	18,273
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(8,287)	(9,739)	(14,782)
Net proceeds from dispositions of property, plant and equipment	43	7,758	207
Net proceeds from assets held for sale	4,672	—	—
Net cash used in investing activities	(3,572)	(1,981)	(14,575)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments) of credit facility	5,385	(21,417)	(1,157)
Repayments of Pennsylvania Industrial Loans	(355)	(387)	(1,411)
Net borrowings of foreign bank borrowings	3,414	7,655	1,075
Payments for capital leases	(1,437)	(1,182)	—
Increase in restricted cash related to capital lease agreement	2,598	—	—
Proceeds from issuance of common stock	522	461	631
Net cash provided by (used in) financing activities	10,127	(14,870)	(862)
NET CASH (USED IN) PROVIDED BY DISCONTINUED OPERATIONS	(4,030)	6,114	1,808
EFFECTS OF EXCHANGE RATE CHANGES ON CASH	1,930	(4,357)	(5,402)
Net increase (decrease) in cash	6,625	1,563	(758)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	2,883	1,320	2,078
CASH AND CASH EQUIVALENTS AT END OF YEAR	$9,508	$2,883	$1,320

The accompanying notes to consolidated financial statements are an integral part of these statements.

AEP INDUSTRIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)   BUSINESS:

AEP Industries Inc. (the “Company”) is an international manufacturer of a wide range of plastic film products. The Company’s products are used in a number of industrial, commercial, food and agricultural applications and are sold worldwide, including North America, Western Europe and the Asia/Pacific regions.

(2)   SIGNIFICANT ACCOUNTING POLICIES:

Fiscal Year:

The Company’s fiscal year-end is October 31. During fiscal 2002, the fiscal year-end for the Company’s foreign locations was the last Friday of the month of October 2002 representing the 52 weeks ended October 25, 2002. During fiscal 2003, the Company changed the fiscal year-end of its foreign locations to be October 31 and included 53 weeks.

Principles of Consolidation:

The consolidated financial statements include the accounts of all majority-owned subsidiaries, except for the investment in its divested joint venture (see Note 18). All intercompany transactions have been eliminated.

Revenue Recognition:

The Company recognizes revenue when products are shipped and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed and determinable. Concurrently, the Company records estimated reductions to revenue for customer rebates, returns, promotions or other incentive programs.

Cash and Cash Equivalents:

The Company considers all highly liquid investments purchased with an initial or remaining maturity of three months or less to be cash equivalents.

Trade Accounts Receivable:

Trade accounts receivables are recorded at the invoice amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines the allowance based on historical write-off experience. The Company reviews its allowance for doubtful accounts monthly. Past due balances over 90 days and over a specified amount are reviewed individually for collectibility. Account balances are charged off against the allowance after all means of collection have been exhausted and potential for recovery is considered remote. The Company does not have any off-balance-sheet exposure related to its customers.

Use of Estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company’s significant estimates include those related to customer rebates and incentives, product returns, doubtful accounts, inventories, intangible assets, assets held for sale, assets and liabilities of discontinued operations, income taxes, retirement benefits, valuation of derivative instruments, and contingencies and litigation. See Notes 19 and 20 for discussion on the Company’s estimates made related to the shut down of its Italian operations and discontinuance of its certain foreign operations, respectively.

Property, Plant and Equipment:

Property, plant and equipment are stated at cost. Depreciation and amortization are computed using primarily the straight-line method over the estimated useful lives of the assets. The cost of property, plant and equipment and the related accumulated depreciation and amortization are removed from the accounts upon the retirement or disposal of such assets and the resulting gain or loss is recognized at the time of disposition. The cost of maintenance and repairs is charged to expense as incurred.

Impairment Charges:

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment of Long-Lived Assets, such as property, plant and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds it estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are separately presented in the consolidated balance sheets and reported at the lower of the carrying amount or the fair value less costs to sell, and are no long depreciated. The asset and liabilities of a disposed group, classified as held for sale, are presented separately in the appropriate asset and liability sections of the consolidated balance sheet. See Notes 19 and 20 for additional information on impairment charges incurred in fiscal 2004 and 2003.

Foreign Currency Translation:

Financial statements of international subsidiaries are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities and the weighted average exchange rate for each period for revenues, expenses, gains and losses. Translation adjustments are recorded as a separate component of accumulated other comprehensive income (loss) in the consolidated balance sheets and foreign currency transaction gains and losses are recorded in other income (expense) in the consolidated statements of operations.

Research and Development Costs:

Research and development costs are charged to expense as incurred and included in cost of sales in the consolidated statements of operations. Approximately $1.5 million, $1.6 million and $1.4 million were incurred for such research and development during fiscal 2004, 2003 and 2002, respectively.

Income Taxes:

Income taxes are accounted for using the asset and liability method. Such approach results in the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the book carrying amounts and the tax basis of assets and liabilities. Deferred tax assets are recorded when it is more likely than not that they will be realized. Valuation allowances are established where expected future taxable income and the reversal of deferred tax liabilities does not support the realization of the deferred tax assets.

The Company and its subsidiaries file separate foreign, state and local income tax returns and, accordingly, provide for such income taxes on a separate company basis.

Derivatives:

The Company operates internationally, giving rise to exposure to market risks from fluctuations in interest rates and foreign exchange rates. To effectively manage these risks, the Company enters into foreign currency forward contracts and interest rate swaps. The Company does not hold or issue derivative financial instruments for trading purposes.

The Company enters into foreign exchange forward contracts to minimize the risks associated with foreign currency fluctuations on asset or liabilities denominated in other than the functional currency of the Company or its subsidiaries. These foreign exchange forward contracts are not accounted for as hedges in accordance with SFAS No. 133, “Accounting for Derivative Investments and Hedging Activities”; therefore any changes in fair value of these contracts are recorded in other income (expense), net in the Consolidated Statements of Operations. These foreign exchange forward contracts are recorded on the Consolidated Balance Sheets at fair value. The changes in fair value of these contracts are highly inversely correlated to changes in the value of certain of the Company’s foreign currency-denominated assets and liabilities.

The Company records all of its cash flow hedges in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” and as amended by SFAS No. 138 and SFAS No. 149. For a derivative designated and qualifying as a cash flow hedge of anticipated foreign currency denominated transactions or interest on debt instruments, the effective portions of changes in the fair value of the derivative are recorded in accumulated comprehensive income (loss) in shareholders’ equity and are recognized in net income (loss) when the hedged item affects operations. If the transaction being hedged fails to occur, or if a portion of any derivative is ineffective, the gain or loss on the associated financial instrument is recorded immediately in operations.

The Company’s policy is to formally document all relationships between cash flow hedging instruments and hedged items, as well as its risk management objectives and strategy for undertaking various cash flow hedge transactions. This includes linking all cash flow hedge instruments to specific firm commitments or forecasted transactions where hedge accounting is applied. The Company also formally assesses both at the cash flow hedge’s inception and on an ongoing basis, as applicable, whether the derivatives that are being used in the cash flow hedging transactions are highly effective in offsetting changes in cash flows of hedged items.

The Company is exposed to credit losses if the counterparties to its outstanding derivative contracts are unable to perform their obligations. However, it does not expect any counterparties to fail to perform, as they are major financial institutions with high credit ratings and financial strength. Nevertheless, there is a risk that the Company’s exposure to losses arising out of derivative contracts could be material if the counterparties to such agreements fail to perform their obligations.

Goodwill:

Goodwill represents the excess of the purchase price over the fair value of net assets acquired in purchase business combinations. The Company tests goodwill for impairment annually on September 30. The Company performs its annual impairment analysis under SFAS No. 142 on September 30 based on a comparison of the Company’s market capitalization to its book value at that date. The Company also performs a supplemental estimate of the fair value of the Company using comparable industry multiples of cash flows compared to the book value of the Company. The Company’s policy is that impairment of goodwill will have occurred if the market capitalization of the Company were to remain below book value for a period of more than six months or the estimated value of the Company based on cash flow multiples is below book value. Our impairment test on the date of adoption of SFAS No. 142 “Goodwill and Other Intangibles” on November 1, 2001, and our annual impairment tests performed on September 30, 2004, 2003 and 2002, did not result in an impairment.

Fair Value of Financial Instruments:

Cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and liabilities of discontinued operations reflected in the consolidated financial statements equal or approximate their fair values because of the short term maturity of those instruments. The fair value of the Company’s debt and derivative contracts is discussed in Notes 6 and 7, respectively.

Concentration of Credit Risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents, trade receivables and financial instruments used in hedging activities.

The Company places its cash equivalents with high-quality-credit institutions and limits the amount of credit exposure with any one financial institution.

The Company sells its products to a large number of geographically diverse customers in a number of different industries, thus spreading the trade credit risk. The Company extends credit based on an evaluation of the customer’s financial condition, generally without requiring collateral. The Company monitors its exposure for credit losses and maintains allowances for anticipated losses.

The counterparties to the agreements relating to the Company’s foreign exchange and interest rate instruments consist of a number of major, international financial institutions. The Company does not believe that there is significant risk of nonperformance by these counterparties as the Company monitors the credit ratings of such counterparties and limits the financial exposure and the amount of agreements entered into with any one institution.

Earnings Per Share (EPS):

Basic earnings per share (“EPS”) is calculated by dividing income (loss) by the weighted average number of shares of common stock outstanding during the period. The number of shares used in such computation for the years ended October 31, 2004, 2003 and 2002, was 8,329,130, 8,065,857 and 7,850,192, respectively. Diluted EPS is calculated by dividing income (loss) by the weighted average number of common shares outstanding, adjusted to reflect potentially dilutive securities (options) using the treasury stock method. Due to the losses from continuing operations for the fiscal years ended October 31, 2004, 2003 and 2002, the assumed net exercise of stock options in those periods was excluded, as the effect would have been anti-dilutive. At October 31, 2004, 2003 and 2002, the Company had 562,112, 231,705 and 654,295 stock options outstanding, respectively, that could potentially dilute basic earnings per share in future periods that have income from continuing operations.

Comprehensive Income:

The Company reports comprehensive income in accordance with SFAS No. 130, “Reporting Comprehensive Income.” Accumulated other comprehensive income includes the cumulative translation adjustment, additional minimum pension plan liability and adjustments resulting from cash flow hedging contracts.

Stock Based Compensation:

The Company accounts for stock options granted to employees and directors under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations. Compensation expense for stock options granted to an employee or director is recognized in operations based on the excess, if any, of the quoted market price of the Company’s common stock at the date of grant, or other measurement date, over the amount an employee or director must pay to acquire the common stock. When the exercise price of the option granted to an employee or director equals or exceeds the quoted market price of AEP’s common stock at the date of grant, the Company does not recognize compensation expense.

The Company elected not to adopt the fair value-based method of accounting for stock-based employee compensation, as permitted by SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure—an Amendment of SFAS No. 123.” Had the Company adopted the fair value-based method provisions of SFAS No. 123, it would have recorded a non-cash expense for the estimated fair value of the stock options that the Company has granted to its employees and directors.

The table below compares the “as reported” net loss and earnings per share to the “pro forma” net loss and earnings per share that the Company would have recorded if it had elected to recognize compensation expense in accordance with the fair value-based method of accounting of SFAS No. 123. The pro forma net loss and pro forma earnings per share amounts for fiscal 2003 and 2002 have been adjusted from previously reported amounts to include the effects of the Company’s employee stock purchase plan.

	2004	2003	2002
	(amounts in thousands)
Net loss, as reported	$(17,533)	$(25,518)	$(1,769)
Add: Stock-based employee compensation expense included in net loss	—	—	—
Deduct: Total stock-based employee compensation cost, net of taxes, determined under the fair value based method for all awards, net of tax effects	(613)	(458)	(1,358)
Pro forma net loss	$(18,146)	$(25,976)	$(3,127)
Earnings per share:
Basic loss per share, as reported	$(2.11)	$(3.16)	$(0.23)
Basic loss per share, pro forma	$(2.18)	$(3.22)	$(0.40)
Diluted loss per share, as reported	$(2.11)	$(3.16)	$(0.23)
Diluted loss per share, pro forma	$(2.18)	$(3.22)	$(0.40)

As reflected in the pro forma amounts in the above table, the fair value of each option granted in fiscal 2004, 2003 and 2002 was $6.62, $5.68 and $16.90, respectively. The fair value of each option was estimated on the date of grant using the following weighted average assumptions:

	2004	2003	2002
Risk-free interest rates	4.24%	3.99%	5.12%
Expected lives (years)	7.5	7.5	7.5
Expected volatility	67.37%	66.38%	56.08%
Dividend rate	0%	0%	0%

New Accounting Pronouncements:

Financial Accounting Standards Board (FASB) Staff Position (FSP) 109-1, Application of FASB Statement No. 109, Accounting for Income Taxes, for the Tax Deduction Provided to U.S. Based Manufacturers by the American Job Creation Act of 2004, and FSP 109-2, Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provisions within the American Jobs Creation Act of 2004 were enacted on October 22, 2004.

FSP No. 109-1 clarifies how to apply SFAS No. 109 to the new law’s tax deduction for income attributable to “domestic production activities.” The fully phased-in deduction is up to nine percent of the lesser of taxable income or “qualified production activities income.” The staff proposal would require that the deduction be accounted for as a special deduction in the period earned, not as a tax-rate reduction.

FSP No. 109-2, provides guidance under FASB Statement No. 109, “Accounting for Income Taxes,” with respect to recording the potential impact of the repatriation provisions of the American Jobs Creation Act of 2004 (the “Jobs Act”) on enterprises’ income tax expense and deferred tax liability. FSP 109-2 states that an enterprise is permitted time beyond the financial reporting period of enactment to evaluate the effect of the Jobs Act on its plan for reinvestment or repatriation of foreign earnings for purposes of applying SFAS No. 109. The Company has not yet completed evaluating the impact of the repatriation provisions. Accordingly, as provided for in FSP 109-2, the Company has not adjusted its tax expense or deferred tax liability to reflect the repatriation provisions of the Jobs Act.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs—An Amendment of ARB No. 43, Chapter 4” (“SFAS 151”). SFAS 151 amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Among other provisions, the new rule requires that items such as idle facility expense, excessive spoilage, double freight, and rehandling costs be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal” as stated in ARB No. 43. Additionally, SFAS 151 requires that the allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS 151 is effective for fiscal years beginning after June 15, 2005 and is required to be adopted by the Company in the first quarter of fiscal 2006, beginning on November 1, 2005. The Company is currently evaluating the effect that the adoption of SFAS 151 will have on its consolidated results of operations and financial condition but does not expect SFAS 151 to have a material impact.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”), which replaces SFAS No. 123 and supercedes APB Opinion No. 25. SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values beginning with the first interim or annual period after June 15, 2005, with early adoption encouraged. The pro forma disclosures previously permitted under SFAS 123 no longer will be an alternative to financial statement recognition. The Company is required to adopt SFAS 123R in the fourth quarter of fiscal 2005, beginning August 1, 2005. Under SFAS 123R, the Company must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at date of adoption. The transition methods include prospective and retroactive adoption options. Under the retroactive option, prior periods may be restated either as of the beginning of the year of adoption or for all periods presented. The prospective method requires that compensation expense be recorded for all unvested stock options and restricted stock at the beginning of the first quarter of adoption of SFAS 123R, while the retroactive methods would record compensation expense for all unvested stock options and restricted stock beginning with the first period restated. The Company is evaluating the requirements of SFAS 123R and expects that the adoption of SFAS 123R will have a material impact on the Company’s consolidated results of operations and earnings per share. The Company has not yet determined the method of adoption or the effect of adopting SFAS 123R, and it has not determined whether the adoption will result in amounts that are similar to the current pro forma disclosures under SFAS 123 included above.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets—An Amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions” (“SFAS 153”). SFAS 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29, “Accounting for Nonmonetary Transactions,” and replaces it with an exception for exchanges that do not have commercial substance. SFAS 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for the fiscal periods beginning after June 15, 2005 and is required to be adopted by the Company in the first quarter of fiscal 2006, beginning on November 1, 2005. The Company is currently evaluating the effect that the adoption of SFAS 153 will have on its consolidated results of operations and financial condition but does not expect it to have a material impact.

Reclassifications:

Certain prior year amounts have been reclassified in order to conform to the 2004 presentation.

(3)   INVENTORIES:

Inventories, stated at the lower of cost (last-in, first-out method for domestic operations and first-in, first-out method for foreign operations and for supplies) or market, include material, labor and manufacturing overhead costs, less vendor rebates, and are comprised of the following:

	October 31,
	2004	2003
	(in thousands)
Raw materials	$15,434	$12,589
Finished goods	39,283	35,272
Supplies	1,991	2,266
	56,708	50,127
Less: Inventory reserves	1,022	1,810
Inventories, net	$55,686	$48,317

The last-in, first-out (LIFO) method was used for determining the cost of approximately 71% of total inventories at October 31, 2004 and 2003. Inventories would have been increased by $10.7 million and $4.0 million at October 31, 2004 and 2003, respectively, if the FIFO method had been used exclusively. During fiscal 2004, 2003 and 2002, the Company had certain decrements in its LIFO pools, which reduced cost of sales by $60,800, $610,800 and $13,600, respectively. Because of the Company’s continuous manufacturing process, there is no significant work in process at any point in time.

(4)   PROPERTY, PLANT AND EQUIPMENT:

A summary of the components of property, plant and equipment and their estimated useful lives is as follows:

	October 31,
	2004	2003	Estimated Useful Lives
	(in thousands)
Land	$10,558	$10,378
Buildings	66,357	64,631	15 to 31.5 years
Machinery and equipment	258,340	256,619	3 to 16 years
Furniture and fixtures	8,495	9,560	9 years
Leasehold improvements	2,174	2,107	Lesser of lease term or 6 to 25 years
Motor vehicles	319	390	3 years
Construction in progress	5,229	896
	351,472	344,581
Less: Accumulated depreciation and amortization	224,819	209,241
Property, plant and equipment, net	$126,653	$135,340

Maintenance and repairs expense was approximately $11.0 million, $8.7 million, and $8.4 million for the years ended October 31, 2004, 2003 and 2002, respectively.

(5)   ACCRUED EXPENSES:

At October 31, 2004 and 2003, accrued expenses consist of the following:

	October 31,
	2004	2003
	(in thousands)
Payroll and employee related	$9,140	$7,562
Interest	9,106	9,096
Customer rebates	5,507	4,586
Machinery and equipment	—	525
Taxes (other than income)	1,977	3,371
Income taxes	1,059	961
Current portion of capital leases	1,266	577
Subsidiary shutdown costs	430	2,748
Current deferred tax liability	59	66
Other	5,705	6,850
Accrued expenses	$34,249	$36,342

(6)   DEBT:

A summary of the components of debt is as follows:

	October 31,
	2004	2003
	(in thousands)
Credit facility(a)	$22,136	$16,751
Senior Subordinated Notes, less unamortized discount of $466 and $621, respectively(b)	199,534	199,379
Pennsylvania Industrial Loans(c)	2,553	2,908
Foreign bank borrowings(d)	13,807	8,956
Total Debt	238,030	227,994
Less-Current portion	11,193	5,302
Long-Term Debt	$226,837	$222,692

(a)           On November 20, 2001, the Company entered into a Loan and Security Agreement with Congress Financial Corporation, as agent, and the financial institutions named in the agreement, as Lenders (the Agreement). Under the Agreement the Lenders provided a maximum credit facility of $85 million, including a letter of credit facility of up to $20 million. This credit facility is a three year agreement with the Company’s option to extend for two additional years to November 20, 2006. During August of 2004, the Company opted to extend the Agreement for one year effective November 1, 2004 and continues to maintain the option to extend for an additional one year thereafter. Amounts available for borrowing are based upon the sum of eligible domestic values of building and equipment at the closing date and eligible accounts receivable and inventories on a monthly basis. The credit facility is secured by mortgages and liens on most of the Company’s domestic assets and on 66% of the Company’s ownership interest in certain foreign subsidiaries. The secured domestic assets had a net carrying value of approximately of $166 million and $171 million at October 31, 2004 and 2003, respectively. Interest rates under the credit facility are based upon Excess Availability, as defined, certain leverage ratios at a margin of prime rate plus .25% to 1.00% for overnight borrowings and LIBOR plus 2.25% to 3.00% for LIBOR Rate borrowings up to one year. The Agreement contains customary covenants including limitations on the incurrence of debt, the disposition of assets, the making of restricted payments, and minimum EBITDA (as defined in the Agreement) requirements. A springing lock-box is activated if the loan’s Excess Availability is less than $20.0 million. The Company is subject to further restrictions including limitations on inter-company funding if the Excess Availability falls below $10.0 million. When the springing lock-box is activated, all remittances received from customers in the United States are automatically applied to repay the balance outstanding under this credit facility. The automatic repayments through the lock-box remain in place until Excess Availability exceeds $20 million for 30 consecutive days. If the lock-box is activated, all debt outstanding under the Agreement will be classified as a current liability, which may materially affect the Company’s working capital ratio. During fiscal 2004, the Excess Availability under the credit facility ranged from $31.6 million to $62.6 million and during fiscal 2003, the Excess Availability under the credit facility ranged from $13.7 million to $61.6 million. As of October 31, 2004 and 2003, there was $22.1 million and $16.8 million of borrowings outstanding, respectively, under the credit facility with additional availability of $62.6 million and $61.6 million, respectively. The Company utilizes this credit facility to provide funding for operations through daily bank borrowings and/or cash repayments to ensure sufficient operating liquidity and efficient cash management.

The Company has an unutilized fee agreement related to the credit facility. The unutilized fee is based on average quarterly Excess Availability. If the average quarterly Excess Availability is greater than

$50 million the unutilized fee is  3/8%. If the average quarterly Excess Availability is less than $50 million the unutilized fee is  1/2%. During fiscal 2004 and 2003, the Company paid fees of $265,300 and $164,010, respectively.

The Company was in compliance with the financial covenants of the credit facility at October 31, 2004 and October 31, 2003. Management believes that the Company will continue to be in compliance with the financial covenants through at least October 31, 2005.

(b)          9.875% Senior Subordinated Notes are due November 15, 2007. The issue price was 99.224% resulting in an effective yield of 10%. The Indenture under which the Senior Subordinated Notes were issued contains certain customary representations, warranties, covenants, conditions and certain restrictions on, but not limited to, dividends, consolidations and certain asset sales and additional indebtedness. See Note 21 for discussion on purchase of these Notes during fiscal 2005.

The Company was in compliance with the financial covenants of the Senior Subordinated Notes at October 31, 2004 and 2003. Management believes that the Company will continue to be in compliance with the financial covenants through at least October 31, 2005.

(c)           The Company put in place certain amortizing term loans in connection with the construction of its Wright Township, Pennsylvania manufacturing facility in fiscal 1995 of which the following are outstanding at October 31, 2004 and 2003:

$2,000,000 fifteen year fixed rate 2% loan due on August 1, 2011 of which $963,781 and $1,097,827 was outstanding at October 31, 2004 and 2003, respectively;

$3,300,000 fifteen year fixed rate 2% loan due on July 1, 2011 of which $1,589,238 and $1,809,885 was outstanding at October 31, 2004 and 2003, respectively.

These financing arrangements are secured by the real property of the manufacturing facility located in Wright Township, Pennsylvania with a net carrying value of $10.5 million at October 31, 2004. The Company has repaid $0.3 million and $0.4 million of these borrowings during 2004 and 2003, respectively.

(d)          In addition to the amounts available under the Agreement, the Company also maintains secured credit facilities at its foreign subsidiaries. At October 31, 2004 and 2003, the aggregate amount outstanding under such facilities and included within the foreign bank borrowings amount, was approximately $13.8 million and $9.0 million, respectively. The current portion of this amount was $10.8 million and $4.9 million at October 31, 2004 and 2003, respectively. These credit facilities are secured by various assets of the foreign subsidiaries which may include accounts receivable, inventories, machinery, equipment and real estate. The amount of the collateral at October 31, 2004 and 2003 was $49.5 million and $35.2 million, respectively. Interest rates on these borrowings range from 3% to 7%. There was approximately $5.9 million and $10.5 million available for borrowing at October 31, 2004 and 2003, respectively.

Payments required on all debt outstanding during each of the next five fiscal years are as follows:

(in thousands)
2005	$11,193
2006	753
2007	22,896
2008	200,303
2009	776
Thereafter	2,109
$238,030

Cash paid for interest during fiscal 2004, 2003 and 2002, including interest paid by the discontinued operations, was approximately $24.1 million, $24.0 million and $23.6 million, respectively.

The Company capitalized costs associated with the issuance of the credit facility and the Senior Subordinated Notes. These costs are amortized on a straight-line basis over the term of the debt agreements. Total amortization expenses were $1.3 million for each of the fiscal years ending 2004, 2003 and 2002, respectively.

The Company guarantees certain debt of its foreign subsidiaries aggregating approximately $8.3 million and $7.5 million at October 31, 2004 and 2003, respectively. At October 31, 2004, there are no existing events of default that would require the Company to satisfy these guarantees.

The fair value of the Company’s debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt with similar terms and the same remaining maturities. The fair value of the Senior Subordinated Notes at October 31, 2004 and 2003 was $204.5 million and $205.5 million, respectively. The Company believes that the stated values of the Company’s remaining debt instruments approximate their estimated fair values.

(7)   FINANCIAL INSTRUMENTS:

The Company enters into derivative financial instruments (principally foreign exchange forward contracts against the Euro, Canadian dollar, Australian dollar and New Zealand dollar) primarily to offset intercompany transactions and trade sales and purchases. Foreign currency forward contracts reduce the Company’s exposure to the risk that the eventual cash inflows and outflows, resulting from these transactions denominated in a currency other than the functional currency, will be adversely affected by changes in exchange rates.

The Company had a total of 32 and 35 open foreign exchange forward contracts outstanding at October 31, 2004 and 2003, respectively, with a total notional contract amount of $31.5 million and $41.2 million, respectively, all of which have maturities of less than one year. At October 31, 2004 and 2003, the net fair value of foreign exchange forward contracts were losses of $0.3 million and $1.7 million, respectively, which are included in accrued expenses in the consolidated balance sheets and other, net in the consolidated statements of operations.

The Company also had a total of 14 and 4 cash flow hedge contracts outstanding at October 31, 2004 and 2003, respectively, with a total notional contract amount of $1.8 million and $0.6 million, respectively, all of which have maturities of less than six months. The net fair value of derivative financial instruments designated as cash flow hedges by the Company were losses of $70,000 and $91,000 at October 31, 2004 and 2003, respectively, which are included in accumulated other comprehensive income.

While it is not the Company’s intention to terminate any of these contracts, the fair values were established by obtaining quotes for each contract from financial institutions.

(8)   SHAREHOLDERS’ EQUITY:

As of October 31, 2004, the Company has three stock plans: an employee stock purchase plan and two stock option plans, which provide for the granting of options to officers, directors and key employees of the Company.

The 1995 Employee Stock Purchase Plan (“1995 Purchase Plan”) will terminate June 30, 2005. The 1995 Purchase Plan provides for an aggregate of 300,000 shares of common stock which has been made available for purchase by eligible employees of the Company, including directors and officers, through payroll deductions over successive six-month offering periods. The purchase price of the common stock under the 1995 Purchase Plan is 85% of the lower of the last sales price per share of common stock in the over-the-counter market on either the first or last trading day of each six-month offering period.

Transactions under the 1995 Purchase Plan were as follows:

	Number of Shares	Purchase Price Per Share
Available at October 31, 2001	209,006
Purchased	(20,903)	$20.23-$20.37
Available at October 31, 2002	188,103
Purchased	(59,936)	$ 6.09-$11.11
Available at October 31, 2003	128,167
Purchased	(74,070)	$ 6.33-$ 8.20
Available at October 31, 2004	54,097

The 1995 Stock Option Plan (“1995 Option Plan”) initially provided for the granting of 500,000 options. In 1999, an amendment to the Plan was approved increasing the number of shares available for grant under the 1995 Option Plan to 1,000,000 shares. The 1995 Option Plan will terminate December 31, 2004. The 1995 Option Plan provides for the granting of incentive stock options (“ISOs”) which may be exercised over a period of ten years, issuance of stock appreciation rights (“SARs”), restricted stock, performance shares and nonqualified stock options, including fixed annual grants, to nonemployee directors. Under the 1995 Option Plan, options have been granted to key employees and outside directors for terms of up to ten years, at an exercise price not less than the fair value of the Company’s common stock at the date of grant, with the exception of participants who were granted ISOs at 110% of the fair value because they possessed more than 10% of the voting rights of the Company’s outstanding common stock at the time of grant. The options are exercisable in whole or in part at stated times up to five years from the date of grant. Under the 1995 Option Plan, outside directors receive a fixed annual grant of 1,000 options at the time of the annual meeting of shareholders. As of October 31, 2004, 2003, and 2002, 276,038, 618,945 and 196,355 options, respectively, were available for grant.

Effective June 26, 2003, the Company received the surrender of an aggregate of 86,470 stock options issued to officers other than the Chief Executive Officer and Chief Financial Officer of the Company who are reporting officers under Section 16 of the Securities Exchange Act (“Reporting Officers”), and received the surrender of an aggregate of 235,920 stock options issued to employees and other officers of Registrant.

On June 26, 2003, the Company cancelled outstanding stock options surrendered by the reporting officers, excluding the Chief Executive Officer and Chief Financial Officer, and employees of the Company. On December 29, 2003, the reporting officers received an aggregate of 56,205 stock options (each received an amount equal to 65% of the stock options surrendered) and the employees and other officers received an aggregate of 188,736 stock options on that date (each received an amount equal to 80% of the stock options surrendered). The new stock options are for ten years from December 29, 2003, and the option exercise price of $9.30 on December 29, 2003, was the higher of the fair market value of the Company’s stock on June 26, 2003 and December 29, 2003, respectively. The options will vest at the rate of 20% per year commencing December 29, 2003, with the first 20% of options granted vesting on December 29, 2004. There was no compensation expense associated with the above transactions.

Under the 1985 Stock Option Plan (“1985 Option Plan”), 772,500 options were granted to officers, directors and employees of the Company. The 1985 Option Plan expired on October 31, 1995, except for the outstanding options at that date.

Transactions under the Option Plans were as follows:

	1985 Option Plan	1995 Option Plan	Total Number of Options	Option Price Per Share	Weighted Average Exercise Price
Outstanding at October 31, 2001 (258,329 options exercisable)	54,800	401,795	456,595	$17.25-51.00	$30.55
Granted at fair value	—	224,100	224,100	$16.10-34.76	$26.37
Exercised	—	(7,800)	(7,800)	$20.83-33.00	$26.44
Forfeited/Cancelled	(255)	(18,345)	(18,600)	$22.42-35.25	$29.10
Outstanding at October 31, 2002 (322,237 options exercisable)	54,545	599,750	654,295	$16.10-51.00	$29.21
Granted at fair value	—	16,500	16,500	$ 6.90-13.85	$8.24
Exercised	—	—	—	—	—
Forfeited/Cancelled	—	(439,090)	(439,090)	$ 6.90-51.00	$28.39
Outstanding at October 31, 2003 (144,805 options exercisable)	54,545	177,160	231,705	$ 6.90-51.00	$29.28
Granted at fair value	—	358,362	358,362	$ 9.30-11.74	$9.49
Exercised	—	—	—	—	—
Forfeited/Cancelled	(12,500)	(15,455)	(27,955)	$ 8.70-51.00	$16.46
Outstanding at October 31, 2004 (153,361 options exercisable)	42,045	520,067	562,112	$ 6.90-51.00	$17.30

	For the Year Ending
	October 31, 2004	October 31, 2003	October 31, 2002
Weighted average fair value of options granted during period at prices at market value	$6.62	$5.68	$16.90
Weighted average exercise price of options granted during period at prices at market value	$9.49	$8.24	$26.37

The following table summarizes information about stock options outstanding at October 31, 2004:

Range of Exercise Prices	Number of Options Outstanding at October 31, 2004	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Number of Options Exercisable at October 31, 2004	Weighted Average Exercise Price
$ 6.90-14.25	360,807	9.16	$9.43	2,420	$8.37
14.26-21.61	14,300	.58	17.71	14,300	17.71
21.62-28.97	50,825	2.14	24.07	49,701	24.03
28.98-36.33	105,580	6.41	33.16	57,780	32.75
36.34-43.69	12,000	3.05	38.75	12,000	38.75
43.70-51.00	18,600	3.61	47.29	17,160	46.98
$ 6.90-51.00	562,112	7.48	$17.30	153,361	$30.20

During its annual shareholders meeting held on April 13, 2004, the Company’s shareholders’ approved the AEP Industries Inc. 2005 Stock Option Plan (“2005 Option Plan”) previously adopted by the Company’s Board of Directors. The 2005 Option Plan will become effective January 1, 2005, and will expire on December 31, 2014.

The 2005 Option Plan provides for the granting of incentive stock options (“ISOs”) which may be exercised over a period of ten years and the issuance of Stock Appreciation Rights (SARs), restricted stock, performance shares and nonqualified stock options, including fixed annual grants, to nonemployee directors. Under the 2005 Option Plan, outside directors receive a fixed annual grant of 1,000 options at the time of the annual meeting of shareholders. The Company has reserved 1,000,000 shares of the Company’s common stock for issuance under the 2005 Option Plan. These shares of common stock may be made available from authorized but unissued common stock, from treasury shares or from shares purchased on the open market.

During its annual shareholders meeting held on April 13, 2004, the Company’s stockholders’ also adopted the AEP Industries Inc. 2005 Employee Stock Purchase Plan (“2005 Purchase Plan”) previously adopted by the Company’s Board of Directors. The 2005 Purchase Plan will become effective July 1, 2005 and will expire on June 30, 2015. The Company has reserved a maximum of 250,000 shares of the Company’s common stock which will be made available for purchase by eligible employees, including employee directors and officers. The 2005 Purchase Plan will operate the same manner as the 1995 Purchase Plan, as outlined above.

During 2004, 2003 and 2002, the Company issued 154,036, 234,470 and 59,169 shares, respectively, from treasury to fund the Company’s 401(k) Savings and Employee Stock Ownership Plan contribution.

The Company’s Board of Directors may direct the issuance of up to one million shares of the Company’s $1.00 par value Preferred Stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series.

(9)   PENSIONS AND RETIREMENT SAVINGS PLAN:

The Company sponsors various retirement plans for most full-time employees. Total expense for these plans for 2004, 2003 and 2002 was $3,056,000, $3,303,000, and $2,669,000, respectively. The Company sponsors a defined contribution plan in the United States and defined benefit and defined contribution plans in its foreign locations.

Employees of the Company in the United States who have completed one year of service and are over the age of 21 (with the exception of those employees covered by a collective bargaining agreement at our California facility) may participate in a 401(k) Savings and Employee Stock Ownership Plan (the “Plan”). The Plan is required to be primarily invested in the common stock of the Company. The Company uses shares currently held in treasury for contributions to the Plan.

Effective January 1, 2001, the Company began contributing annually shares equal to 1% of a participant’s compensation for the Plan year and matched 100% of the first 3% and 50% of the following 2% of each participant’s 401(k) contribution with a maximum of 5% of the participant’s annual compensation. For the purpose of determining the number of shares of Company common stock to be contributed to the Plan, the Company’s common stock is valued at the first ten business days of the month of February following the close of each Plan year. In 2004, 2003 and 2002, 154,036, 234,470, and 59,169 shares of Treasury Stock, respectively, were contributed. The Company has expensed approximately $1,815,000, $1,785,000, and $1,495,000 in 2004, 2003 and 2002, respectively, for the contributions under the Plan.

The Company also sponsors defined contribution plans at selected foreign locations. The plans cover full time employees and provide for employer contributions of between 2% and 6.5% of salary or a percentage of employee contributions. The Company’s contributions related to these plans for 2004, 2003 and 2002 totaled approximately $210,000, $273,000 and $83,000, respectively.

The Company also has defined benefit plans in certain of its foreign locations. For most salaried employees, benefits under these plans generally are based on compensation and credited service. For most hourly employees, benefits under these plans are based on specified amounts per years of credited service. The Company funds these plans in amounts actuarially determined or in accordance with the funding requirements of local law and regulations.

A reconciliation of the change in benefit obligation, the change in plan assets and the net amount recognized in the consolidated balance sheets is shown below (based on an October 31 measurement date):

	October 31,
	2004	2003
	(in thousands)
Change in benefit obligation:
Pension benefit obligation at beginning of year	$19,684	$14,510
Service cost	850	1,031
Interest cost	841	916
Employee contributions	475	449
Benefits and expenses paid	(77)	(113)
Curtailments	(278)	22
Settlements	(3,143)	(632)
Plan amendments	—	—
Transfers	843	—
Actuarial losses	104	646
Foreign currency exchange rate impact	2,009	2,857
Pension benefit obligation at end of year	$21,308	$19,686
Change in plan assets:
Fair value of plan assets at beginning of year	$14,190	$11,778
Company contributions	3,393	1,612
Employee contributions	475	449
Benefit and expense payments	(77)	(745)
Settlements	(3,143)	—
Return on plan assets	1,245	(1,135)
Transfers	843	—
Foreign currency exchange rate impact	1,587	2,232
Fair value of plan assets at end of year	$18,513	$14,191
Funded status and accrued pension cost:
Funded status of the plans	$(2,795)	$(5,495)
Unrecognized net actuarial gain	(2,043)	(1,175)
Unrecognized prior service cost	623	619
Unrecognized net transition obligation (asset)	—	—
Net pension liability recognized	$(4,215)	$(6,051)
Amounts recognized:
Prepaid benefit cost at end of year	$—	$—
Accrued pension liability at end of year	(4,860)	(7,422)
Long-term asset	454	452
Accumulated other comprehensive income	191	919
Net pension liability recognized (in other long-term liabilities)	$(4,215)	$(6,051)

During fiscal 2004, the Company recognized a curtailment gain of $278,000 primarily related to a plan conversion in Belgium to a defined contribution plan.

The net settlement losses in fiscal 2004 and 2003 relate primarily to the conversion of the Belgium plan to a defined contribution plan and the voluntary and involuntary termination of plan participants resulting in payments of lump sum benefits under the Italian termination indemnity program.

The following is information for those plans with an accumulated benefit obligation (“ABO”) in excess of plan assets:

	October 31,
	2004	2003
	(in thousands)
ABO at end of year	$20,281	$18,527
Projected benefit obligation at end of year	21,308	19,684
Assets at end of year	18,513	14,190
Unfunded ABO at end of year	1,767	4,338
Accrued pension at end of year	(4,215)	(6,051)
Additional minimum liability	645	1,370
Long term asset	(454)	(451)
Accumulated other comprehensive income	191	919

Investment Policy:

It is the objective of the plan sponsors to maintain an adequate level of diversification to balance market risk, to prudently invest to preserve capital and to provide sufficient liquidity while maximizing earnings for near-term payments of benefits accrued under the plans and to pay plan administrative expenses. The overall expected long-term rate of return on plan assets has been based on the expected return of equities, bonds and real estate based on the current asset allocation. The following table presents the target allocation of pension plan assets for fiscal 2005 and the weighted average actual asset allocations as of October 31, 2004 and 2003:

	October 31,		Target
	2004	2003	Allocation
Equity securities	37%	38%	41%
Debt securities	54%	53%	49%
Real estate	9%	9%	9%
Total	100%	100%	100%

The Company expects to contribute a total of approximately $1.0 million related to its foreign defined benefit plans during fiscal 2005.

The expected benefit payments for foreign defined benefit plans for each fiscal year ending October 31 are as follows:

(in thousands)
2005	$37
2006	53
2007	95
2008	99
2009	211
Next 5 fiscal years and thereafter	1,259

The components of the net periodic pension costs for the foreign defined benefit plans are as follows:

	For the Year Ending October 31,
	2004	2003	2002
	(in thousands)
Service Cost	$1,342	$1,497	$1,266
Interest Cost	841	916	718
Expected return on assets	(827)	(784)	(628)
Employee contributions	(492)	(466)	(368)
Amortization of net actuarial gain	(179)	(223)	(285)
Amortization of prior service cost	48	44	23
Other	—	22	—
Net periodic pension cost	733	1,006	726
Curtailments	(278)	—	—
Settlements	576	239	365
Total expense	$1,031	$1,245	$1,091

The assumptions used, shown based on a weighted average, in determining the status of the foreign pension plans at October 31, 2004, 2003 and 2002, were as follows:

	October 31,
	2004	2003	2002
Discount rate	5%	5%	6%
Salary progression rate	3%	3%	3%
Long-term rate of return	5%	5%	5%

(10)   OTHER INCOME (EXPENSE):

For the years ended October 31, 2004, 2003 and 2002, other income (expense), net on the consolidated statements of operations consists of the following:

	October 31,
	2004	2003	2002
	(in thousands)
Foreign currency transaction losses, net	$(1,029)	$(2,381)	$(1,410)
Interest income	113	27	36
Interest income related to tax refund settlement	486	—	—
Other, net	80	125	(26)
Total	$(350)	$(2,229)	$(1,400)

(11)   INCOME TAXES:

The provision (benefit) for income taxes for continuing operations is summarized as follows:

	Year Ended October 31,
	2004	2003	2002
	(in thousands)
Current:
Federal and State	$372	$1,145	$—
Foreign	1,538	2,146	78
	1,910	3,291	78
Deferred:
Federal and State	3,605	2,683	1,729
Foreign	487	6,788	(1,572)
	4,092	9,471	157
Total provision for income taxes for continuing operations	$6,002	$12,762	$235

Undistributed earnings of the Company’s foreign subsidiaries of approximately $16.5 million, $12.9 million and $9.6 million for 2004, 2003 and 2002, respectively, are considered permanently invested outside the United States, and as a result, the Company has not provided federal income taxes on the unremitted earnings. It is not practicable to determine the tax liability, if any, that would be payable if such earnings were not reinvested indefinitely.

The American Jobs Creation Act (“the Act”) was signed into effect on October 22, 2004. The Act includes a provision which encourages companies to reinvest foreign earnings in the U.S. by temporarily making certain dividends received by a U.S. corporation from controlled foreign corporations eligible for an 85% dividends-received deduction. The Company may elect to take this special one-time deduction for dividends received during the year ending October 31, 2005. The Company is still in the process of evaluating the effects of the repatriation provision. The related range of income tax effects of such repatriation cannot be reasonably estimated at the time of issuance of these financial statements. There have been no amounts recognized under the repatriation provision to date and accordingly, there has been no effect on income tax expense (or benefit) included in these financial statements.

The tax effects of significant temporary differences that comprise the deferred tax assets (liabilities) at October 31, 2004 and 2003 are as follows:

	October 31,
	2004	2003
	(in thousands)
Deferred income tax assets:
Current deferred tax assets:
Allowance for doubtful accounts	$1,281	$920
Inventories	425	548
Net operating loss carryforwards	4,019	1,455
Total current deferred tax assets	$5,725	$4,090
Non-current deferred tax assets:
Net operating loss carryforwards	$29,166	$54,542
Alternative minimum tax credits carryforwards	5,646	834
Capital loss carryforwards	5,696	1,095
Foreign tax credits carryforwards	2,917	348
Accrued employee benefits	77	70
Depreciation	—	672
Capitalized costs	923	923
Other	696	705
Total non-current deferred tax assets	45,121	59,189
Total gross deferred tax assets	50,846	62,112
Valuation allowance	(28,198)	(31,138)
Total net deferred tax asset	22,648	30,974
Deferred tax liabilities:
Current deferred tax liabilities:
Other	$(134)	$(218)
Total current deferred tax liabilities	(134)	(218)
Non-current deferred tax liabilities:
Depreciation	(15,861)	(20,462)
Accrued employee benefits	(208)	—
Other	(422)	(65)
Total deferred tax liabilities	(16,491)	(20,527)
Total gross deferred tax liabilities	(16,625)	(20,745)
Net deferred tax assets	$6,023	$10,229

The Company reduced goodwill by approximately $1.4 million in fiscal 2004, $1.4 million in fiscal 2003, and $1.9 million in fiscal 2002 relating to the realization of deferred tax assets established as a result of the acquisition of the Borden Global Packaging (“BGP”) business in fiscal 1996.

At October 31, 2004, the Company has approximately $99.5 million of total net operating losses, $28.7 million of which expire in the years 2005 through 2009, $21.1 million of which expire in the years 2012 through 2030, and $49.7 million which can be carried forward indefinitely. The benefits of these carryforwards are dependent on the taxable income in those jurisdictions in which they arose, and accordingly, a valuation allowance has been provided where management has determined that it is more likely than not that the carryforwards will not be utilized. Included in the $99.5 million above are approximately $12.1 million of federal and $8.9 million of state net operating losses in the United States available to be carried forward, which will begin expiring in the year 2012.

At October 31, 2004, the Company has approximately $14.3 million of capital loss carryforwards, $14.0 million which expire in the years 2006 and 2008 and $.3 million which can be carried forward indefinitely. The benefits of the carryforwards are dependent on capital gain income, and accordingly, a full valuation allowance has been provided by management since it has determined that it is more likely than not that the capital loss carryforwards will not be utilized.

The net change in the valuation allowance from October 31, 2003 to October 31, 2004 was a decrease of $2.9 million. The change included an increase of $4.6 million relating to capital loss carryforwards, a decrease of $11.1 million relating to expiring or relinquished net operating losses, an increase of $2.5 million as a result of foreign exchange rate changes, and an increase of $1.1 million for current year net operating losses and additional valuation allowances booked in the current year on certain foreign deferred tax assets and net operating loss carryforwards in which the Company has determined that it is more than not that the carryforwards will not be fully utilized.

Approximately $2.9 million of foreign tax credits remained in the U.S. operations at October 31, 2004 which expire in the years 2012 and 2013. The benefits of these credits are dependent on the United States operations generating foreign-source taxable income and a U.S. income tax liability.

Approximately $5.6 million of alternative minimum tax credits remained at October 31, 2004 which can be carried forward indefinitely as a credit against regular tax liability. The benefits of these credits are dependent on regular income tax liability in the United States.

Management has determined that it is more likely than not that the results of future operations will generate sufficient taxable income to realize the net deferred tax assets net of valuation allowance.

A reconciliation of the provision (benefit) for income taxes on income (loss) from continuing operations to that which would be computed at the statutory rate of 34% in 2004, 2003 and 2002 is as follows:

	Year Ended October 31,
	2004	2003	2002
	(in thousands)
Provision (benefit) at statutory rate	$3,907	$(6,692)	$(2,816)
State tax provision, net of federal tax benefit	495	250	210
Other foreign taxes	233	188	319
Foreign branch earnings	(143)	(221)	(145)
Excludable income	(203)	1,816	0
Foreign tax rate changes.	135	303	(997)
Increase in valuation allowance	1,142	14,774	2,161
Effect of non-U.S. operations taxed at rates different than U.S. federal statutory rate	(19)	(48)	(348)
Other, net	455	2,392	1,851
Provision for income taxes from continuing operations	$6,002	$12,762	$235

During the second quarter of fiscal 2004, the examination by the Internal Revenue Service of the Company’s United States income tax returns for fiscal years 1995-1998 was closed. In May 2004, the Company received a tax refund in the amount of $1.8 million plus accrued interest of $486,000, the effects of which have been recognized in the accompanying consolidated statements of operations.

Cash paid for income taxes during fiscal 2004, 2003 and 2002, including income taxes by discontinued operations, was approximately $3,739,000, $2,022,000, and $4,279,000, respectively.

(12)   LEASE COMMITMENTS:

The Company has lease agreements for several of its facilities and certain equipment expiring at various dates through October 31, 2015. Rental expense under all leases was $8,741,000, $7,847,000 and $7,536,000 for fiscal 2004, 2003 and 2002, respectively.

Under the terms of capital leases and noncancellable operating leases with terms greater than one year, the minimum rental, excluding the provision for real estate taxes and net of sublease rentals, is as follows:

For the fiscal years ending October 31,	Capital Leases	Operating Leases	Total Commitment
	(amounts in thousands)
2005	$1,613	$6,840	$8,453
2006	1,586	5,785	7,371
2007	1,543	3,846	5,389
2008	1,512	2,043	3,555
2009	102	1,010	1,112
Thereafter	0	4,060	4,060
Total minimum lease payments	6,356	$23,584	$29,940
Less: Amounts representing interest	690
Present value of minimum lease payments	5,666
Less: Current portion of obligations under capital leases	1,266
Long-term portion of obligations under capital leases	$4,400

Included in property, plant and equipment in the consolidated balance sheets is the following:

	October 31,
	2004	2003
	(amounts in thousands)
Machinery and equipment leased under capital leases	$8,313	$4,270
Less: Accumulated depreciation	(1,540)	(397)
Net machinery and equipment leased under capital leases	$6,773	$3,873

In December 2003, the Company entered into a capitalized lease for certain machinery and equipment in the amount of $3.5 million during fiscal 2004 in which the future lease payments are secured by cash restrictively held at a third party bank. The restricted cash at October 31, 2004 of $2.6 million is reported in other assets, the current portion of the lease is reported in accrued expenses and the long term portion of the lease obligation is reported in other long-term liabilities in the consolidated balance sheets.

During fiscal 2003, the Company entered into two capital leases totaling $4.0 million related to manufacturing equipment. The current portion of these leases is contained in accrued liabilities and the long-term portion is contained in long term liabilities.

Net interest paid as part of the capitalized lease obligations was approximately $283,000, $194,000 and $0 during 2004, 2003 and 2002, respectively.

(13)   COMMITMENTS AND CONTINGENCIES:

Employment Contracts:

On October 11, 1996, the Company entered into employment agreements with the Chairman of the Board, President and Chief Executive Officer and with the Executive Vice President, Finance and Chief Financial Officer of the Company. The original agreements had a term of five years with a base salary of $500,000 for the Chairman and $240,000 for the Executive Vice President, Finance. The term of each of the agreements was extended from year to year thereafter through October 10, 2004. The base salary was increased each year by a percentage equal to the percentage increase, if any, in the consumer price index. The employment agreements provided that each individual may be terminated without cause prior to the expiration of the agreement, and in such case, such person was entitled to severance payments equal to two times the sum of the annual base salary then in effect plus the bonus earned for the immediately preceding year, payable over a two-year period. Under New Jersey law the employment agreements are continued as “at-will” agreements after the expiration date.

Claims and Lawsuits:

The Company and its subsidiaries are subject to claims and lawsuits which arise in the ordinary course of business. On the basis of information presently available and advice received from counsel representing the Company and its subsidiaries, it is the opinion of management that the disposition or ultimate determination of such claims and lawsuits against the Company will not have a material adverse effect on the Company’s financial position, results of operations, or liquidity.

Contingencies:

In fiscal 2001, the European Commission served the Company’s Holland subsidiary with a notice to produce various documents and other evidence relating to its investigation of a possible violation of European Competition Law by the subsidiary. The Company has cooperated with the European Commission in its investigation. The Company’s last written communication with the European Commission was in January 2002. At this time, no litigation is pending against the Company involving this matter, and the Company is not in a position to evaluate the outcome of this investigation. However, there can be no assurance that in the event that the European Commission serves a Statement of Objections instituting a proceeding against the Company’s Holland subsidiary which results in a fine being assessed, that the amount of the fine would not be material.

In February 2004, the Company’s New Zealand subsidiary was served with two summonses and complaints applicable to a business acquired by the subsidiary on November 2, 2001, and immediately transferred to a joint venture company, Rapak Asia Pacific Limited, in which the subsidiary held a 50.1% interest. The complaints allege approximately $9.0 million in damages for defective products manufactured both before and after November 2, 2001. The Company has referred this matter to the insurance carriers that it believes are responsible to defend and indemnify its New Zealand subsidiary for the alleged liability. The insurance carriers have agreed to defend the claims subject to reservations of rights. The Company also believes it may be entitled to indemnification under various agreements. Based on developments to date, the Company believes that the outcome of this matter will not have a material adverse effect on its results of operations, financial position or liquidity.

(14)   QUARTERLY FINANCIAL DATA (UNAUDITED):

	January 31,	April 30,	July 31,	October 31,
	(in thousands, except per share data)
2004
Net sales	$139,759	$156,515	$160,074	$172,662
Gross profit	$25,372	$31,161	$29,040	$33,127
Income (loss) from continuing operations	$(1,606)	$1,703	$(1,350)	$6,742
Discontinued operations	$800	$(2,496)	$(10,222)	$(11,104)
Net loss	$(806)	$(793)	$(11,572)	$(4,362)
Earnings (loss) per common share—basic and diluted:
Income/(loss) from continuing operations	$(0.20)	$0.20	$(0.16)	$0.80
Loss from discontinued operations	$0.10	$(0.30)	$(1.22)	$(1.32)
Net loss per common share	$(0.10)	$(0.10)	$(1.38)	$(0.52)
2003
Net sales	$130,870	$147,351	$141,764	$158,414
Gross profit	$23,447	$25,515	$22,944	$31,888
Loss from continuing operations	$(4,553)	$(3,702)	$(8,397)	$(15,793)
Discontinued operations	$347	$306	$6,364	$(90)
Net loss	$(4,206)	$(3,396)	$(2,033)	$(15,883)
Earnings (loss) per common share—basic and diluted:
Loss from continuing operations	$(0.58)	$(0.46)	$(1.03)	$(1.93)
(Loss)/income from discontinued operations	$0.04	$0.04	$0.78	$(0.01)
Net loss per common share	$(0.53)	$(0.42)	$(0.25)	$(1.94)

Earnings per share are computed independently for each of the quarters presented.

(15)   SEGMENT INFORMATION:

The Company’s operations are conducted within one business segment, the production, manufacture and distribution of plastic packaging products, primarily for the food/beverage, industrial and agricultural markets. The Company’s operates in two geographical regions, North America and Europe. Its Asia/Pacific and part of its European operations have been classified as discontinued operations.

Information about the Company’s operations by geographical area, with United States and Canada stated separately as of, and for the years ended, October 31, 2004, 2003 and 2002, respectively, is as follows:

	North America			Discontinued
	United States	Canada	Europe	Operations	Total
2004
Sales—external customers	$481,472	$45,308	$102,230	$—	$629,010
Intersegment sales	18,488	3,460	31	—	21,979
Gross profit	99,435	10,783	8,482	—	118,700
Operating income (loss) from continuing operations	30,506	5,884	(794)	—	35,596
Interest income	15	4	94	—	113
Interest expense	22,635	18	1,102	—	23,755
Depreciation and amortization	14,585	1,109	5,683	—	21,377
Provision (benefit) for income tax	4,227	1,873	(98)	—	6,002
Net income (loss)	6,559	3,167	(4,237)	(23,022)	(17,533)
Provision for losses on accounts receivable and inventories	600	1	(1,100)	—	(499)
Segment assets	194,689	34,151	81,716	133,028	452,410
Capital expenditures	6,945	388	954	—	8,287

	North America			Discontinued
	United States	Canada	Europe	Operations	Total
2003
Sales—external customers	$418,021	$44,076	$116,302	$—	$578,399
Intersegment sales	18,472	3,911	576	—	22,959
Gross profit	85,032	10,042	8,720	—	103,794
Operating income (loss) from continuing operations	20,865	4,739	(18,611)	—	6,993
Interest income	24	1	2	—	27
Interest expense	23,362	333	752	—	24,447
Depreciation and amortization	15,654	1,081	6,975	—	23,710
Provision (benefit) for income taxes	3,826	1,291	7,645	—	12,762
Net income (loss)	(6,913)	2,198	(27,730)	6,927	(25,518)
Provision for losses on accounts receivable and inventories	750	88	3,923	—	4,761
Segment assets	197,881	25,838	86,825	138,348	457,718
Capital expenditures	6,744	213	2,782	—	9,739

	North America			Discontinued
	United States	Canada	Europe	Operations	Total
2002
Sales—external customers	$371,604	$37,104	$102,055	$—	$510,763
Intersegment sales	16,810	3,852	3,537	—	24,199
Gross profit	83,603	7,699	10,904	—	102,206
Operating income (loss) from continuing operations	21,208	3,296	(6,707)	—	17,797
Interest income	17	14	5	—	36
Interest expense	24,028	259	392	—	24,679
Depreciation and amortization	15,520	976	5,769	—	22,265
Provision (benefit) for income taxes	1,729	802	(2,296)	—	235
Net income (loss)	(594)	1,138	(9,061)	(6,748)	(1,769)
Provision for losses on accounts receivable and inventories	375	41	1,545	—	1,961
Segment assets	212,209	24,277	98,879	133,683	469,048
Capital expenditures	7,577	134	7,071	—	14,782

Income from operations includes all costs and expenses directly related to the geographical area. Identifiable assets are those used in each segment’s operations.

No single customer accounted for more than 10% of sales in any year.

(16)   ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS):

Comprehensive income includes net income plus all other changes in equity from non-owner sources (e.g., foreign currency translation adjustments, pension plan minimum liability and unrealized gains and losses from derivative instruments). The accumulated balances at October 31, related to each component of accumulated other comprehensive loss are as follows:

	2004	2003	2002
Foreign currency translation adjustments	$(12,011)	$(24,588)	$(36,609)
Unrealized loss on cash flow hedges	$(70)	$(91)	$(11)
Pension plans minimum liability	$(191)	$(919)	$(1,013)
	$(12,272)	$(25,598)	$(37,633)

(17)   RELATED PARTY TRANSACTIONS:

In connection with the acquisition of the Borden Global Packaging business, the Company and Borden, Inc., a major shareholder of the Company, entered into a Governance Agreement, dated as of June 20, 1996, with respect to certain matters relating to the corporate governance of the Company. The Governance Agreement provides that the Board of Directors shall initially consist of ten members. Borden is entitled to designate four persons to serve on the Board, subject to reduction in the event that Borden’s stockholdings are reduced below 25% of the outstanding common stock of the Company, and to participate in the selection of one independent director so long as Borden’s stockholdings remain greater than 10%. Apollo Management, L.P. is the indirect owner of Borden. The Governance Agreement also provides that Borden will have certain rights to designate directors to serve on specified committees of the Board of Directors, that the approval of a number of directors that represent at least 66 2/3% of the total number of directors will be required on certain specific Board actions, and that as long as Borden owns 25% or more of the Company’s outstanding shares, a Borden-designated director must be part of the 66 2/3% majority. The Governance Agreement also provides Borden with preemptive rights to purchase additional shares (with certain specified exceptions) in order to maintain its percentage ownership of the Company’s outstanding shares so long as Borden holds at least 20% of the Company’s outstanding shares.

There were no transactions between the Company and Borden during fiscal years 2004, 2003 and 2002.

During 2004, 2003 and 2002, $216,657, $201,174 and $382,751, respectively, was paid to Warshaw, Burstein Cohen, Schlesinger and Kuh, LLP the Company’s outside legal firm in which Paul E. Gelbard, a member of the Board of Directors, is a partner.

The Company had a consulting arrangement with Lee Stewart and paid him $7,000 during fiscal 2003. Mr. Stewart is a member of the Board of Directors of the Company.

During 2004, 2003 and 2002, $80,549, $136,142 and $69,328, was paid to D.E. Smith Corp., owned by the son-in-law of the Chief Financial Officer, for the production of the Company’s Annual Report and the production of marketing brochures.

During 2004, 2003 and 2002, $28,261, $22,422 and $56,819, was paid to Omni Products, owned by the cousin of the Chief Executive Officer, for printing costs.

(18)   ACQUISITION AND DISPOSALS OF EQUITY INTERESTS AND PROPERTY:

On October 1, 2003, the Company completed the sale of its land in North Baddesley, England. Net proceeds from the sale were approximately $6.0 million and the pretax gain recorded was $3.7 million.

On May 14, 2003, the Company’s New Zealand operations sold its 50.1 percent ownership of Rapak Asia Pacific Limited (“Rapak”) to its joint venture partner, DS Smith (UK) Limited and received sale proceeds of $7.5 million, net of expenses. During fiscal 2003, the Company’s share of Rapak’s losses amounted to approximately $1.0 million, which reduced the investment value to $1.6 million. The sale produced a gain of $5.9 million ($3.5 million after tax). See Note 21.

On November 2, 2001, the Company’s Australian and New Zealand operations acquired for approximately $9.3 million (after working capital adjustments), all the shares of the New Zealand and Australian flexible packaging businesses of Visypak Operations PTY Limited (“Visypak”) in order to expand market share in the Asia/Pacific region. Immediately following the transaction, the Company combined its Liquipac (bag-in-box) business with the liquibag systems business, which was part of the businesses it had acquired from Visypak into a joint venture company, and sold 49.9% of the new company to DS Smith (UK) Limited, a wholly-owned subsidiary of DS Smith, Plc., for approximately $8.9 million, resulting in a net gain of $6.8 million. The venture was operated in coordination with DS Smith’s worldwide “Rapak” business. The Company did not have an effective controlling voting interest in this venture and as a result its investment was accounted for under the equity method of accounting. See Note 21.

(19)   LIQUIDATION OF FABBRICA ITALIAN ARTICOLI PLASTICI SpA

On September 22, 2003, the Board of Directors of the Company’s Italian holding company voted to voluntarily liquidate its Italian operating company, Fabbrica Italiana Articoli Plastici SpA (“FIAP”), because of its continued losses.

FIAP manufactured flexible packaging, primarily thin PVC film for twist wrapping and general over wrap. The Company does not believe the activities of FIAP represent a separate major line or component of its business or separate class of customers as production and sale of similar products are done in other AEP European facilities. The Company’s other facilities are expected to continue to produce and supply some of FIAP’s customers. As a result, the Company did not record the losses associated with the shut down as a discontinued operation and has included the loss within operating expenses of its consolidated statement of operations.

During fiscal 2003, the Company recorded a pre-tax loss of $13.3 million related to the shutdown of FIAP based on its best estimates in establishing asset impairment charges, allowances, asset writedowns and reserves needed as a result of the voluntary liquidation of FIAP and are described in the following table:

	Provision Charged to expense in fiscal 2003	Costs paid in fiscal 2003	Balance at October 31, 2003	Payments/ Utilization	Reversal of provision	Other(d)	Balance at October 31, 2004
	Amounts in thousands
Accounts receivable impairment(a)	$2,360		$2,360	$(909)	$(1,451)	$—	$—
Inventories impairment(b)	232		232	(174)	(58)	—	—
Reserve for subsidiary shutdown:(c)
Machinery and equipment impairment	5,769		5,769	(5,769)	—	—	—
Other current assets impairment	160		160	(160)	—	—	—
Reserve for employee termination costs	3,112	$(2,017)	1,095	(1,243)	—	148	—
Reserve for agent contracts	725		725	(482)	—	(243)	—
Reserve for customer claims	580		580	—	(450)	(130)	—
Reserve for non-compete agreements	—		—	(136)	—	252	116
Reserve for other costs	348		348	(176)	(62)	204	314
Subtotal	$10,694	$(2,017)	$8,677	$(7,966)	$(512)	$231	$430
Total shut down provision	$13,286	$(2,017)	$11,269	$(9,049)	$(2,021)	$231	$430

(a)     Provision and reversal recorded in general and administrative expense in the consolidated statements of operations.

(b)    Provision and reversal recorded in cost of sales in the consolidated statements of operations.

(c)     Provision and reversal recorded in subsidiary shutdown costs in the consolidated statements of operations.

(d)    Includes effects of foreign exchange fluctuation.

The Company had estimated the net realizable value of accounts receivable based on an analysis of collections made subsequent to October 31, 2003, as well as an assessment of the collectibility of the remaining customer balances for which payment has yet to be received. Due to better-than-expected collections, the Company had excess allowance for doubtful accounts and reversed $1.5 million to general and administrative expenses during the fourth quarter of 2004.

The write-down of inventories was determined based on an analysis of sales made subsequent to October 31, 2003, and estimates regarding the net realizable value of inventory remaining to be sold. Due to better than expected sales of the inventory, the Company reversed $0.1 million to cost of sales during the fourth quarter of fiscal 2004.

The Company estimated the net realizable value of machinery and equipment based on sales made subsequent to October 31, 2003, and an estimate of the net realizable value of machinery and equipment remaining to be sold based on third party offers received to date. At October 31, 2004, approximately $1.2 million of machinery remains and is classified within assets held for sale in the consolidated balance sheets. The machinery has been sold in fiscal 2005 and is currently being dismantled and is expected to be shipped to its buyer during the second quarter of 2005.

Employee termination benefits related to the severance of 163 employees in the Italian manufacturing facility were determined based on negotiations with the local Italian union. The agreement with the Italian union was comprised of three items: compliance with the Italian government requiring a social plan payout of approximately $977,000 which was paid in September and October of 2003; an exit bonus for each

Italian employee negotiated between the Company and the union totaling $1,040,000 which was paid in September and October of 2003; and payment of the termination accrued indemnity fund, a statutorily determined amount in which the Company had accrued monthly. The accrued amount at September 22, 2003 was approximately $2.7 million; $580,000 of this amount was paid in October 2003 with the remaining balance paid in fiscal 2004. Additionally, as part of the shutdown of the FIAP facility in Italy, the company had closed it FIAP sales office located in Meudon, France. All five employees have been terminated. The severance package, as required by statutory law, was $1,250,000 and was paid during the first quarter of fiscal 2004.

The reserve for agent contracts was determined by settled amounts between the Company and the agents after October 31, 2003. Approximately $0.5 million was paid during fiscal 2004 in full and final settlement. The remaining reserve amount was utilized for non-compete agreements. The Company has three non-compete agreements outstanding at October 31, 2004. The last payment is expected to be made on September 30, 2006, in accordance with the agreements.

At October 31, 2003, certain customers have issued legal claims against the Company asserting disruption of their business due to the shutdown of FIAP. Legal estimates of the costs to settle these cases were approximately $580,000. At October 31, 2004, all customer claims have been resolved with approximately $0.5 million reversed to general and administrative expenses during the fourth quarter of 2004.

Other costs relate to other litigation claims made against the Company and represent the Company’s best estimate of the settlement cost.

The Company had not recorded a tax benefit for the above charges or for the pre-tax losses of FIAP as management believed it was more likely than not that the Company’s tax losses will expire unused and as a result, a valuation allowance for the full tax benefit had been made.

The following information summarizes the results of operations of FIAP, excluding the above charges and reversals, included in the consolidated statements of operations:

	For the Year Ended October 31, 2004	For the Year Ended October 31, 2003	For the Year Ended October 31, 2002
	(in thousands)
Net sales	$1,962	$25,506	$24,616
Gross (loss)/profit	(350)	922	3,517
Operating loss	(1,478)	(4,491)	(2,327)
Net income (loss)	$(1,415)	$(4,807)	$(2,598)

At October 31, 2004, the liquidation of FIAP is substantially completed except for the sale of the land and building. The Company does, however, expect to incur additional expenses in fiscal 2005. These expenses relate to the salaries of contracted people who will assist in the dismantling and shipping of the machinery, security costs, liquidator costs, legal fees, accounting fees and any additional costs that may arise. The Company estimates at October 31, 2004, these costs to be approximately $0.3 million.

Net assets held for sale include machinery, land and buildings for the FIAP location. Fair value is based on estimated proceeds from the sale of the machinery and facility utilizing recent buy offers and data obtained from commercial real estate broker less cost to sell. No book gains or losses are expected on these sales. Sale of the FIAP land and building is expected to be completed during fiscal 2005.

At the completion of the sale of the FIAP land and building the Company, in accordance with Statement of Financial Accounting Standards No. 52, “Foreign Currency Translation”, expects to charge operations for the accumulated translation adjustment component of FIAP’s equity. At October 31, 2004, the FIAP accumulated translation loss included in accumulated other comprehensive loss was approximately $9.7 million.

(20)   DISCONTINUED OPERATIONS

In July 2004, the Company’s management approved a plan to dispose of its Spanish subsidiary, a component of the Company’s European segment, because of its continued losses. The Company actively commenced marketing the sale of its Spanish subsidiary to interested parties in July 2004 and on July 26, 2004 placed its Spanish subsidiary in a Suspension of Payments status under Spanish law. The Spanish subsidiary manufactures a range of products in PVC stretch film, primarily for the automatic and manual wrapping of fresh food and for catering film use.

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the disposal of the Spanish subsidiary has been accounted for as a discontinued operation and, accordingly, its assets and liabilities have been segregated from continuing operations in the accompanying consolidated balance sheets, and its operating results are segregated and reported as discontinued operations in the accompanying consolidated statements of operations and cash flows for all years presented. The loss from disposition includes the write-down of machinery and equipment of $5.3 million to its estimated net realizable value less cost to sell.

Prior to the decision to dispose of the Spanish subsidiary, it had an accumulated foreign currency translation loss of $4.6 million, which was carried as a reduction of accumulated other comprehensive loss, part of consolidated shareholders’ equity. In accordance with SFAS No. 52, this amount has also been included in the determination of the loss from disposition.

After failed attempts to sell the Spanish operations, management has placed the operation in liquidation and commenced the sale of the subsidiary’s assets and settlement of its liabilities, including repayment of $1.1 million of subsidiary debt by the U.S. parent pursuant to a guarantee. On September 30, 2004, the Spanish subsidiary ceased operations. As a result, the Company recorded during the fourth quarter of 2004 a liability for employee termination costs based on negotiations with Spanish unions of $3.3 million of which $2.4 million has been paid by October 31, 2004 and a liability for lease termination of $0.9 million has been recorded in liabilities of discontinued operations in the consolidated balance sheets and in the loss from discontinued operations. The loss from discontinued operations also includes a valuation allowance of $1.6 million on deferred tax assets arising from net operating loss carryforwards of the Spanish subsidiary, we previously determined would not be utilized in the second quarter of fiscal 2004.

Condensed financial information related to the discontinued operations of the Spanish subsidiary is included in Note 21.

(21)   SUBSEQUENT EVENT

In addition to management’s approval of a plan to dispose of its Spanish subsidiary as discussed in Note 20, the Company’s management committed to a plan during fiscal 2005 to divest five other foreign subsidiaries: AEP Industries Packaging France SAS, Termofilm SpA, AEP Bordex BV, AEP Industries (Australia) Pty. Limited and AEP Industries (NZ) Limited.

On February 10, 2005, the Company completed the disposition of AEP Industries Packaging France, a component of the Company’s European region that manufactured a range of products in PVC stretch film. An investor group took over the French operations and assumed all of the associated liabilities of the French subsidiary (other than intercompany liabilities), including third party bank borrowings. The Company recorded a loss on the disposition of $1.9 million in the loss from disposition on the statements of operations in fiscal 2005.

On March 25, 2005, the Company sold all of its equity interest in Termofilm SpA, an Italian subsidiary and component of the Company’s European region that manufactured polyolefin shrink films, for approximately $1.8 million. The Company received $1.6 million in cash and a note from the buyer in the amount of $0.2 million due on March 25, 2008. The Company recorded a loss of $0.4 million on the sale, including a full allowance on the note, in the loss from disposition on the statements of operations in fiscal 2005.

On May 2, 2005, the Company completed its sale of AEP Industries (Australia) Pty. Limited and AEP Industries (New Zealand) Limited, (collectively, the “Pacific operations”), to Flexible Packaging Operations Australia Pty Limited and Flexible Packaging Operations New Zealand Limited, both of which are subsidiaries of Catalyst Investment Managers Pty Limited. The total proceeds were $58.6 million, including approximately $22.9 million of cash advanced to the Company on collection of the net trade accounts receivables outstanding in the Pacific operations at April 30, 2005. The purchase price and advanced monies are subject to final balance sheet audit adjustments.

The sale of the Pacific operations excluded approximately 22 acres of land and building facilities located in Sydney, Australia and owned by AEP (Australia) Pty Limited. The book value of the property at October 31, 2004 is approximately $8.0 million and is included in property, plant and equipment on the consolidated balance sheets. The buyer will occupy this property rent free for a period which will not exceed 1 1/2 years after which the buyer will either lease or vacate the property. If the buyer vacates the property, the Company intends to sell this property at that time.

The Company has recorded an impairment to the assets of discontinued operations related to the Pacific operations in fiscal 2005 of $1.1 million, including an allocation for the fair value of the free rent, and is included in the pre-tax loss from discontinued operations for the six months ended April 30, 2005. The Company recorded a loss on the sale of the Pacific operations to be $0.6 million, after all costs to sell, and is included in pre tax loss from disposition for the six months ended April 30, 2005. The Company expects to pay approximately $1.6 million related to stay bonuses, commissions and severance to certain employees of the Pacific companies and will record these through expenses of the discontinued operations in fiscal 2005.

On June 8, 2005, the Company entered into an agreement to sell the shares of it’s Bordex operations for approximately $2.3 million.

The accumulated foreign currency translation losses for the French and Termofilm subsidiaries of $2.0 million and $0.2 million, respectively, have been charged to loss from disposition during fiscal 2005. In accordance with SFAS No. 52, “Foreign Currency Translation”, these amounts were previously carried as a reduction of consolidated shareholders’ equity and, an equal and offsetting amount was reported in accumulated other comprehensive loss. The Spanish discontinued operations foreign currency translation losses of $0.5 million have been charged to loss from disposition in fiscal 2005.

As a result of the divestiture, the aforementioned subsidiaries assets and liabilities to be disposed of are presented on the face of the balance sheet as “Assets of discontinued operations” and “Liabilities of discontinued operations”, respectively, as of October 31, 2004 and 2003. The results of operations of the aforementioned subsidiaries are included in the Consolidated Statements of Operations as “Income (loss) from discontinued operations.” The cash flows of the discontinued operations are also presented separately in the Consolidated Statement of Cash Flows for the years ended October 31, 2004, 2003 and 2002. All corresponding footnote disclosures as of and for the years ended October 31, 2004, 2003 and 2002 have been restated to exclude the discontinued operations presentation.

Condensed financial information related to these discontinued operations, as well as our Spanish operations as discussed in Note 20, is as follows:

For the fiscal year ended October 31, 2004	Spain	France	Termofilm	Australia	New Zealand	Bordex	Total
	(in thousands)
Net sales	$14,563	$25,233	$4,152	$83,649	$52,556	$16,382	$196,535
Gross profit (loss)	1,596	2,801	1,320	10,089	7,355	2,632	25,793
Pre-tax income (loss) income from operations	(5,707)	(1,340)	235	194	1,571	244	(4,803)
Loss on disposition	(9,862)	—	—	—	—	—	(9,862)
Net (loss) income	$(7,263)	$(1,680)	$129	$(5,768)	$1,206	$216	$(13,160)

For the fiscal year ended October 31, 2003	Spain	France	Termofilm	Australia	New Zealand	Bordex	Total
	(in thousands)
Net sales	$14,461	$24,938	$3,319	$76,040	$46,355	$15,961	$181,074
Gross profit (loss)	1,337	4,058	1,457	8,603	7,688	2,637	25,780
Pre-tax income (loss) income from operations	(1,270)	(635)	635	223	7,434	257	6,644
Loss on disposition	—	—	—	—	—	—	—
Net (loss) income	$(474)	$(633)	$442	$948	$6,429	$215	$6,927

For the fiscal year ended October 31, 2002	Spain	France	Termofilm	Australia	New Zealand	Bordex	Total
	(in thousands)
Net sales	$11,462	$22,798	$1,934	$61,564	$37,290	$14,767	$149,815
Gross profit (loss)	2,063	5,036	871	5,890	4,102	2,318	20,280
Pre-tax income (loss) income from operations	(377)	942	365	(801)	6,927	22	7,078
Loss on disposition	—	—	—	—	—	—	—
Net (loss) income	$166	$(909)	$312	$8	$7,112	$59	$6,748

Asset and liabilities of the discontinued operations are comprised of the following at October 31, 2004:

	Spain	Australia	New Zealand	Bordex	France	Termofilm	Total
	in thousands)
Assets:
Cash	$1,601	$6	$43	$—	$35	$120	$1,805
Accounts receivable	2,532	16,129	7,146	1,879	4,237	2,010	33,933
Inventories	342	12,702	9,793	2,011	2,908	807	28,563
Machinery and equipment	1,000	22,418	23,194	22	3,430	653	50,717
Goodwill	—	5,140	6,184	430	—	411	12,165
Other assets	574	1,463	2,076	107	1,458	167	5,845
Total Assets	$6,049	$57,858	$48,436	$4,449	$12,068	$4,168	$133,028
Liabilities:
Bank borrowings	$—	$11,114	$8,304	$1,318	$3,536	$—	$24,272
Accounts payable	3,973	8,145	4,792	923	2,894	727	21,454
Accrued expenses	2,866	8,526	6,667	128	3,531	1,475	23,193
Total Liabilities	$6,839	$27,785	$19,763	$2,369	$9,961	$2,202	$68,919

Asset and liabilities of the discontinued operations are comprised of the following at October 31, 2003:

	Spain	Australia	New Zealand	Bordex	France	Termofilm	Total
	in thousands)
Assets:
Cash	$30	$392	$509	$—	$112	$277	$1,320
Accounts receivable	3,778	15,427	6,834	1,885	4,662	1,409	33,995
Inventories	1,521	12,146	7,411	1,727	2,622	701	26,128
Machinery and equipment	6,776	20,616	18,771	30	3,722	621	50,536
Goodwill	—	5,140	6,184	430	—	411	12,165
Other assets	2,507	7,913	1,357	387	1,921	119	14,204
Total Assets	$14,612	$61,634	$41,066	$4,459	$13,039	$3,538	$138,348
Liabilities:
Bank borrowings	$2,522	$8,503	$7,454	$1,258	$2,993	$—	$22,730
Accounts payable	3,367	7,647	4,426	849	4,016	510	20,815
Accrued expenses	2,299	7,585	3,224	489	2,987	1,512	18,096
Total Liabilities	$8,188	$23,735	$15,104	$2,596	$9,996	$2,022	$61,641

On March 18, 2005, we completed our tender offer and consent solicitation related to $166.9 million of our $200 million 9.875% Senior Subordinated Notes due November 15, 2007 (“2007 Notes”). Under the tender offer (the “Offer”), we accepted all validly tendered 2007 Notes for payment under the Offer, and accordingly paid approximately $170.5 million to the 2007 Note holders, including a $3.6 million of a cash premium. Additionally, $5.6 million of accrued interest was paid to the Note holders.

On May 17, 2005, we completed our call redemption on the remaining $33.1 million aggregate principal amount of the 2007 Notes. We paid approximately $33.7 million to purchase $33.1 million of the 2007 Notes from Note holders. Additionally, we paid $1.7 million of accrued interest to the Note holders.

On March 18, 2005, we completed the sale of $175 million aggregate principal amount of 7.875% Senior Notes due March 15, 2013 (“2013 Notes”) through a private offering. The 2013 Notes mature on March 15, 2013, and contain certain customary representations, warranties, covenants and conditions such as, but not limited to, cash flow ratio and certain restrictions on, but not limited to, dividends, consolidations and certain asset sales and additional indebtedness. Interest is paid semi-annually on every March 15th and September 15th.

AEP INDUSTRIES INC.
INDEX TO FINANCIAL STATEMENT SCHEDULES

SCHEDULES:

II Valuation and Qualifying Accounts

Schedules other than those listed above have been omitted either because the required information is contained in the consolidated financial statements or notes thereto or because such schedules are not required or applicable.

AEP INDUSTRIES INC.
SCHEDULE II
VALUATION AND QUALIFYING ACCOUNTS
FOR THE THREE YEARS ENDED OCTOBER 31, 2004
(in thousands)

	Balance at Beginning of Year	Additions (reversals) Charged to Operations(a)	Deductions From Reserves	Other	Balance at End of Year
YEAR ENDED OCTOBER 31, 2004:
Allowance for doubtful accounts	$8,635	$(679)	$2,700	$155	$5,411
Inventories	$1,810	$180	$1,113	$145	$1,022
Reserve for restructuring	$—	$—	$—	$—	$—
YEAR ENDED OCTOBER 31, 2003:
Allowance for doubtful accounts	$5,513	$3,609	$957	$470	$8,635
Inventories	$1,294	$1,152	$873	$237	$1,810
Reserve for restructuring	$116	$300	$416	$—	$—
YEAR ENDED OCTOBER 31, 2002:
Allowance for doubtful accounts	$4,777	$1,084	$483	$135	$5,513
Inventories	$923	$877	$610	$104	$1,294
Reserve for restructuring	$150	$51	$85	$—	$116

(a)           Includes reversal of provision for accounts receivable and inventories impairment related to the liquidation of FIAP in Fiscal 2004 of approximately $1.5 million.

(b)          The above table does not include discontinued operations.